Exhibit 10.1

CO-DEVELOPMENT AND OPTION AGREEMENT

This Co-development and Option Agreement (“Agreement”) is made by and between the Icahn School of Medicine at Mount Sinai, a nonprofit education corporation organized and existing under the laws of the State of New York, having an office at One Gustave L. Levy Place, New York, New York 10029 (“Mount Sinai”), and LifeMap Solutions, Inc., a corporation organized and existing under the laws of Delaware (“LifeMap”), having a place of business at 1301 Bay Harbor Parkway, Suite 100, Alameda, CA 94502.  Mount Sinai and LifeMap are each referred to herein as a “Party” and collectively, as the “Parties.”

This Agreement is effective as of May 1, 2014 (“Effective Date”).

RECITALS

WHEREAS, LifeMap Sciences, Inc. (“LifeMap Sciences”), the parent company of LifeMap, is the exclusive, perpetual, worldwide commercial licensee of the online databases GeneCards® and MalaCards, and is the owner of LifeMap Discovery™, which are knowledge databases of genes, diseases and cell types, respectively, and has expertise relating to various other data mining technologies; and

WHEREAS, LifeMap is interested in commercializing Internet and mobile Consumer (as hereinafter defined) products for improving lifestyle and healthcare decisions and outcomes based on interpretation of wide scale genetic information, clinical data and other information of product end users ; and

WHEREAS, Mount Sinai’s Institute for Genomics and Multiscale Biology is a leader in the field of generating and integrating genomic, transcriptomic, phenotypic and clinical data to provide novel disease models with diagnostic and prognostic insights; and

WHEREAS, the Parties desire to work together to jointly develop the LifeMap Navigator (as hereinafter defined) and wish to integrate Mount Sinai’s expertise relating to complex data analysis and LifeMap’s expertise relating to development of consumer-friendly mobile user interfaces.

NOW, THEREFORE, in consideration of the mutual benefits to be derived hereunder, and intending to be legally bound, the Parties agree as follows:

1.	DEFINITIONS

1.1              Affiliate means a legal entity that is controlling, controlled by or under common control with a Party.  For purposes of this Agreement, the word “control” means (x) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of, or to direct or cause the direction of the management of, a legal entity.

1.2                Background Intellectual Property means Intellectual Property Rights existing prior to the Effective Date, including, but not limited to, such rights with respect to designs, prototypes, processes, drawings, descriptions, software, data and inventions, whether patentable or not, any process, method, composition of matter, article of manufacture, discovery or finding and know-how that are controlled by, or licensed by, a Party and/or its Affiliates, and available for licensing (or sublicensing, as applicable) and reasonably necessary to implement the Development Activities as mutually agreed by the Parties, together with all patents and other Intellectual Property Rights therein.  Mount Sinai Background Intellectual Property shall be limited to those Intellectual Property Rights existing prior to the Effective Date that were developed by, or provided by or on behalf of, one or more of the following individuals: the Principal Investigator, including any successor(s) thereto, and/or those working under his direction on the Development Activities.  Should LifeMap reasonably require access to Mount Sinai Background Intellectual Property previously developed by, or provided by or on behalf of, individuals not working on the Development Activities, the Parties agree to discuss in good faith granting LifeMap access to such Mount Sinai Background Intellectual Property, but nothing contained herein obligates Mount Sinai to grant LifeMap any rights to said Mount Sinai Background Intellectual Property.  Mount Sinai’s Background Intellectual Property is referred to herein as “Mount Sinai Background Intellectual Property”.

1.3               Code means the software code written by Mount Sinai under the Development Plan as used to execute the LMN Engine, including the object code and the Source Code thereof.

1.4              Committed Participant means a Mount Sinai employee (i) who is participating in the Development Activities under the direction of the Principal Investigator; and (ii) whose percent effort committed to the Development Activity is equal to or exceeds ten percent (10%) of their position effort as outlined in Attachment B and made a part of this Agreement.

1.5              Consumer means all end users, including individual consumers, medical professionals, and organizations that service same, that purchase and/or license, or have purchased and/or licensed on their behalf, a product for personal and/or family use or to assist or enable the use of the product by others.  For the avoidance of doubt, use by medical professionals includes direct or indirect assistance or work for or on behalf of patients.

1.6              Developed Intellectual Property means all Intellectual Property Rights that are first conceived and reduced to practice in the conduct of the Development Activities hereunder, including Documentation, all such technical information, inventions, developments, discoveries, software, methods, techniques, formulae, data, and processes, whether or not patentable or copyrightable.

1.7               Development Activities means the collaborative research and co-development program described in Attachment A to this Agreement, which is hereby incorporated into and made a part of this Agreement.

1.8               Development Plan means the development plan to be mutually and reasonably agreed to and signed by the Parties with respect to the Development Activities.

1.9              Documentation means the user, operations and training manuals with respect to any software  or other products or processes used in connection with the Development Activities, and, to the extent maintained by Mount Sinai, object libraries, design documentation, statements of principles of operations, schematics, any developer’s or administrator’s guides, test data, test protocols, and, if any of the components of the software are encrypted, the relevant decryption tools and keys for the Source Code, and, whether formal or informal, specification documents, emails, product design discussions, bug reports, and usability recommendations.

1.10            Effective Date means the first date written above.

1.11            EMR Data means data from Mount Sinai’s electronic medical records.

1.12            Field of Use means Consumer applications (including, for clarity, Internet, Web-based, mobile user and Mobile User Applications, databases and software products), based on interpretation and/or presentation of Wide Scale Health Related Information.

1.13            Improvements means any enhancement, modification, improvement, bug fix, error correction (including corrections of defects, malfunctions, failures, nonconformities and other deficiencies), update, modification, upgrade or discovery created, identified or discovered by or on behalf of either Party with respect to the Code in the Field of Use.  For Mount Sinai, Improvements shall be limited to those made by the Principal Investigator and/or those working under him on the Development Activities and shall be limited to those Improvements made within one (1) year of completion of the applicable Development Plan under which such Code was originally created.

1.14            Intellectual Property Rights means (a) all rights under all copyright laws of the United States and all other countries for the full terms thereof (of all rights accruing by virtue of copyright treaties and conventions), including, all renewals, extensions, reversions or restorations of copyrights now or hereafter provided by law and all rights to make applications for and obtain copyright registrations therefor and recordations thereof, and including without limitation all copyright rights in all software, documentation, user and application interfaces including without limitation, to the extent copyrightable, the look and feel and the structure, sequence and organization thereof; (b) all rights to and under new and useful inventions, discoveries, designs, technology and art and all other patentable subject matter, including all improvements thereof and all know-how related thereto, and all applications for and the right to make applications for Letters Patent in the United States and all other countries, all Letters Patent that issue therefrom and all reissues, extensions, renewals, divisions and continuations (including continuations-in-part claiming the same priority date) thereof, for the full term thereof; (c) all trademarks and service marks and the good will associated therewith and Internet domain names, throughout the world; (d) all trade secrets, confidential business information, evaluations and reports; (e) all know-how under the laws of any jurisdiction and all know-how not otherwise included in the foregoing; and (f) all other intellectual and industrial property and proprietary rights throughout the world not otherwise included in the foregoing, including without limitation all techniques, methodologies and concepts and trade dress.

1.15            Joint Results means Results generated with the material inventive input of both Mount Sinai and LifeMap.

1.16            LifeMap Navigator means any Internet, Web-based, mobile user and/or Consumer product solutions for providing information that may potentially aid in improving lifestyle and healthcare decisions and outcomes based on interpretation of Wide Scale Health Related Information and that are powered by the LMN Engine that is being jointly developed as part of the Development Activities hereunder by the Parties.

1.17              LMN Components means (i) algorithm(s) that incorporate, or are designed to incorporate, input from Wide Scale Health Related Information, including from end users such as LifeMap Navigator end users and/or Results (in part or in whole); and (ii) database(s) that incorporate, or are designed to incorporate, input data from Wide Scale Health Related Information, including from end users such as LifeMap Navigator end users, and/or Results.  For clarification purposes, LMN Components may contain User Data.  The Parties acknowledge and agree that if the LMN Components contains User Data, Mount Sinai shall have no rights in or to such User Data and LifeMap is free to use such User Data for any purpose it sees fit.

1.18             LMN Engine means software code, including all Code and Source Code, which powers the relative risk assessment and health advice functions of the LifeMap Navigator by running and/or executing, and/or utilizing the LMN Components.

The LMN Engine may also incorporate input data from additional sources such as publicly available databases or EMR Data as mutually and reasonably agreed by the Parties.  The Parties acknowledge and agree that if the LMN Engine contains EMR Data, LifeMap shall have no exclusive rights in or to such EMR Data and Mount Sinai is free to use such EMR Data for any purpose it sees fit.

1.19            Logic means Mount Sinai know-how relating to development of software, algorithms, and databases capable of analyzing complex data sets and generating predictive models.

1.20            Mobile User Application means a software application designed to run on smartphones, tablet computers and/or other mobile devices.

1.21            Principal Investigator means Dr. Eric Schadt, or his designee as reasonably acceptable to LifeMap, who has agreed to serve as Principal Investigator for the Development Activities and will be responsible for the administration and supervision of the Development Activities.

1.22            Results means all data and results generated in performance of the Development Activities hereunder, including all reports and records relating thereto and the LMN Engine.  For clarity, Logic and LMN Components are expressly excluded from Results.

1.23            Source Code means the human readable form of code for any software licensed to LifeMap hereunder, and any Improvements thereto, all of which (a) will be narrated with build notes sufficient to enable a reasonably skilled programmer to interpret, load, use, support and maintain the code and to perform or cause to be performed such actions as are licensed hereunder, and (b) can be compiled by a computer or assembler for execution.

1.24            Steering Committee means the joint committee formed by the Parties in accordance with Section 2.1 herein to coordinate the collaborative research and joint development activities under this Agreement.

1.25            Use means use, make, sell, install, operate, develop, compile, run, reproduce, deploy, distribute, transmit, display, perform, create derivative works of, make available on servers, provide access to, integrate with software, reverse engineer, make interoperable and perform tasks as necessary to utilize any item, creation, object, program, idea, concept, data, information, knowledge or any other tangible or intangible property and otherwise exploit same in any manner whatsoever.

1.26            User Data means any and all LifeMap Navigator end-user personal data inputted into the LifeMap Navigator.

1.27            Wide Scale Health Related Information means a combination of genetic information and one (or more components of) clinical data and other information of individuals relating to human disease, health and/or wellness, in which the genetic information component involves [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

2.	DEVELOPMENT ACTIVITIES

2.1              The Steering Committee shall be comprised of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].  The Steering Committee shall meet at least bi-monthly at mutually agreeable dates and places, including meeting by teleconference or other electronic means if agreed upon by all Steering Committee members.  The functions of the Steering Committee shall be to oversee the collaborative research and joint development activities, including monitoring progress under the Development Activities, and engaging in exchanges of information and joint planning activities. The Steering Committee shall also appoint task forces or subcommittees, to the extent it may find it convenient or appropriate, with the objective of keeping each Party aware of relevant issues and decisions relating to the collaborative research and joint development under the Development Activities.  The Steering Committee may propose from time to time, during the term of this Agreement, to amend or augment the Development Activities hereunder including the addition of statements of work to update or improve any Developed Intellectual Property hereunder.  Each such amendment or additional statement of work shall be developed and approved by the Steering Committee, and, to the extent mutually agreeable to the Parties, shall be executed by the Parties and become a part of this Agreement as an exhibit attached hereto.  Notwithstanding the foregoing, nothing contained herein shall obligate either Party to undertake additional or expanded activities. Notwithstanding the foregoing provisions of this Section 2.1, none of the activities of the Steering Committee shall give it authority to direct the Development Activities or otherwise to infringe upon the appropriate authority of the Principal Investigator in undertaking the Development Activities.

2.2               Mount Sinai and LifeMap will commence the Development Activities after the Effective Date of this Agreement. The Parties will use reasonable efforts to undertake the Development Activities substantially in accordance with the terms and conditions of this Agreement.  Notwithstanding the foregoing, LifeMap acknowledges that Mount Sinai will have the freedom to conduct the Development Activities in a manner consistent with Mount Sinai’s educational and research missions.

2.3               If the services of the Principal Investigator become unavailable to Mount Sinai for any reason, Mount Sinai shall notify LifeMap and shall undertake reasonable efforts to designate [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] or another member of its faculty who is acceptable to both Parties to serve as the Principal Investigator of the Development Activities.  If a substitute Principal Investigator has not been designated within ninety (90) days after the original Principal Investigator ceases his or her services under this Agreement, LifeMap may request an additional ninety (90) days, which extension must be granted, to identify an acceptable replacement Mount Sinai faculty member to serve as Principal Investigator and which replacement shall not be unreasonably objected to by Mount Sinai.  During the extended search period, Mount Sinai may suspend its activities under this Agreement until a suitable replacement Principal Investigator has been identified and has agreed to take on the role of Principal Investigator, and Mount Sinai has agreed in writing to the new Principal Investigator.  The Parties agree nothing contained herein shall obligate Mount Sinai to cause any Mount Sinai faculty member to act as Principal Investigator against such faculty member’s wishes.  If a mutually acceptable replacement cannot be found within the foregoing time periods, only then may either Party terminate this Agreement upon written notice thereof to the other Party, subject to the provisions of Article 11.  Termination of this Agreement in such event shall not be considered a termination for breach.

In order to foster the collaborative nature of the Development Activities, the Parties acknowledge that LifeMap will request that Mount Sinai host, during the term of this Agreement, LifeMap employees or contractors in Mount Sinai facilities solely for the purpose of conducting the Development Activities (“LifeMap Visiting Scientists”).  The Parties agree that hosting of any LifeMap Visiting Scientists in Mount Sinai facilities shall only be by the prior written agreement of the Parties and shall be limited to no more than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] LifeMap Visiting Scientists in cumulative total during the term of this Agreement.  The Parties further agree that all such LifeMap Visiting Scientists shall be subject to Mount Sinai’s policies regarding facility entrance and usage and that all said LifeMap Visiting Scientists shall be required to sign the Visiting Scientist Agreement, attached hereto as Attachment C, prior to being hosted at Mount Sinai.  Notwithstanding the foregoing, nothing contained herein obligates Mount Sinai to host, or to continue to host, any LifeMap Visiting Scientists in its facilities.  Procedures and details regarding the day-to-day collaborative environment and hosting shall be jointly created by Mount Sinai and LifeMap to the extent such procedures and details do not violate any Mount Sinai policies.

2.4               The Parties acknowledge the evolving regulatory landscape surrounding direct-to-consumer patient genetic testing and that certain permit(s) and/or approval(s) may be necessary for such testing.  By way of non-limiting example, New York law, including N.Y. Pub. Health Law § 574, Article 5, Title V, prohibits direct-to-consumer genetic testing in New York State and testing of samples obtained in New York State.  As such, nothing contained herein, including the work outlined in the Development Activities, obligates Mount Sinai to sequence direct consumer patient biological samples in its New York State laboratory facilities or otherwise provide genetic testing for such direct-to-consumer patient samples in contravention of any applicable law. Should LifeMap desire Mount Sinai to sequence patient biological samples or otherwise provide genetic testing, the Parties will discuss, in good faith, potential avenues for Mount Sinai’s participation in such activities that comply with the letter and spirit of applicable law, should Mount Sinai be agreeable to such participation, which agreement shall be at its sole discretion.

2.5               Except to the extent reasonably agreed to by LifeMap, Mount Sinai shall use good faith efforts to avoid utilizing in the LMN Engine (i) any open source, free, community, or similar software, including any libraries or software licensed under the General Public License or any other license agreement or arrangement obliging a Party to make Source Code or object code available to third parties (collectively, “Open Source Code”) or (ii) any code that requires the use of any Open Source Code in order to function in its intended fashion.  Should Mount Sinai reasonably believe it needs to utilize such Open Source Code in the LMN Engine, it shall discuss in good faith with LifeMap such need and follow the processes specified by the LifeMap Chief Technology Officer, or other LifeMap officer, as appointed by the LifeMap Chief Technology Officer, prior to incorporating any such Open Source Code in the LMN Engine.

3.	TERM OF AGREEMENT

3.1               The initial term of this Agreement will begin on the Effective Date of this Agreement and will end three (3) years thereafter, unless terminated sooner pursuant to Article 11 hereof.  This Agreement may be extended or renewed only by mutual written agreement executed by duly authorized representatives of the Parties.

4.	REIMBURSEMENT OF COSTS; PAYMENT

4.1                LifeMap will provide funding to Mount Sinai to cover costs incurred by Mount Sinai in the conduct of the Development Activities in an initial amount totaling [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] Dollars as specified in the budget attached as Attachment B hereto, which is fully incorporated herein.  The budget in Attachment B provides for an overhead charge (indirect cost rate) by Mount Sinai of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] percent ([*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]%) of the direct personnel salaries (excluding, for the avoidance of doubt, payroll taxes and benefits) of the Mount Sinai personnel and materials to be utilized for the Development Activities.  The Parties acknowledge that Mount Sinai agrees to waive the first [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] Dollars (US$[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]) of such overhead charges (“Waived Funds”). Upon Mount Sinai’s request, LifeMap hereby agrees to provide written documentation to Mount Sinai that such Waived Funds are invested into LifeMap for the further development and commercialization of the LifeMap Navigator.  For clarity, if funding has been provided to Mount Sinai in the amount of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] Dollars (US$[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]) and such amount has been paid in personnel and materials costs, the overhead charge would be [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] percent ([*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]%) of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] Dollars (US$[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]) or [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] Dollars (US$[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]), which would be the maximum amount of the Waived Funds.  In consideration for Mount Sinai waiving its overhead charge (indirect cost rate) and enabling investment of the Waived Funds into LifeMap, should LifeMap exercise its option and the Parties enter into a definitive license agreement in accordance with Article 7 herein, LifeMap will pay to Mount Sinai a change of control fee as provided for in the definitive license agreement.  The Parties further acknowledge that the Mount Sinai prevailing overhead charge (indirect cost rate) will be applied to any funds provided to Mount Sinai in excess of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]Dollars (US$[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]), to the extent used for direct personnel salaries (excluding, for the avoidance of doubt, payroll taxes and benefits) of the Mount Sinai personnel and materials utilized to support the Development Activities.  LifeMap acknowledges that this total amount is a good faith estimate only and not a guarantee of the cost to conduct the Development Activities.  If at any time Mount Sinai determines that it will require additional funds for the Development Activities, it will notify LifeMap and provide an estimate of the additional amount necessary to continue the Development Activities.  LifeMap will not be liable for any costs in excess of the amounts set forth in Attachment B unless it has agreed in writing to provide additional funds.

4.2               Mount Sinai shall provide invoices to LifeMap at the beginning of each calendar quarter in accordance with the payment schedule set forth in Attachment B. Any amounts paid by LifeMap and not spent in such calendar quarter shall be credited on the invoice for the next calendar quarter.  All payments are due within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of receipt of an invoice and are to be made to Mount Sinai by wire transfer to:

Bank Name[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
Account [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
Account Name:  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
ABA # (routing):  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
IBAN #: [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
Bank Contact Person [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
Telephone: [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
Fax: [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
Address:  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
Fund #: [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

5.	RECORDS AND REPORTS

5.1               Results that are solely developed by a Party shall be owned by the Party that generates such Results; Joint Results shall be jointly owned by the Parties.

5.2               Each Party will maintain records of the Results and will provide each other with reports of the progress and Results in accordance with Attachment A.  Each Party will maintain the other Party’s Results as confidential information in accordance with Article 8.

5.3               Each Party hereby grants to the other Party a perpetual, royalty-free, irrevocable, fully paid-up, non-exclusive, non-sublicensable (other than to Affiliates) license to the granting Party’s rights in the Results, solely for non-commercial internal research purposes.  In addition, Mount Sinai grants to, and shall cause its Affiliates to grant to, LifeMap an exclusive option to such Results as are owned by Mount Sinai (and/or its Affiliates) or jointly owned by Mount Sinai and LifeMap as set forth in Article 7.

5.4               The Results, and or as well as full copies of the Code and Documentation and other related materials developed by Mount Sinai and reasonably requested by LifeMap from time to time shall be delivered by Mount Sinai (but Mount Sinai shall not be required to deliver such more frequently than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] in the case of Code, including Source Code) to LifeMap (and such deliverables shall be held strictly confidential by LifeMap in accordance with Article 8); provided that, if there are only Improvements and if reasonable, only the Improvements need be delivered.  Mount Sinai will utilize a shared code repository such as Git or Subversion and use reasonable efforts to have said repository reflect the current state of Code development such that Code contained in the repository is maintained complete and can be compiled and executed.  Upon the request of LifeMap, at the end of every quarter, and within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of termination of this Agreement, Mount Sinai and LifeMap shall have a comprehensive meeting that shall include the Principal Investigator and to the extent possible all Committed Participants to ensure the complete transfer of the Results, including as specified in this Section 5.4.

6.	INTELLECTUAL PROPERTY

6.1               Each Party grants the other Party a world-wide, royalty-free, non-exclusive, non-sublicenseable (except to Affiliates) license, during the term of this Agreement, to use such Party’s Background Intellectual Property, as listed in Attachment D, as may be amended by the Parties from time to time, solely to the extent necessary to undertake the Development Activities.

6.2               For all Developed Intellectual Property, inventorship shall be determined in accordance with the U.S. patent laws and ownership shall follow inventorship as follows:  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].  For clarity, the Principal Investigator or any substitute for him in accordance with Section 2.3 is and shall be a Mount Sinai employee subject to Mount Sinai policy including with respect to obligations to assign intellectual property to Mount Sinai.

6.3                Each Party will promptly provide the other Party a complete written disclosure of any Developed Intellectual Property, which disclosure shall be subject to the confidentiality obligations of Article 8.  For clarity, only a summary of any Source Code shall be required to be delivered, but the Code shall be delivered in accordance with the provisions of Section 5.4.

6.4                Each Party shall be fully responsible for the filing, prosecution, maintenance and enforcement of patent rights claiming its solely owned Intellectual Property Rights.  For any Joint Intellectual Property, the Parties shall discuss and agree on the responsibility and control with respect to the filing, prosecution, maintenance and enforcement of patent rights claiming any Joint Intellectual Property but, notwithstanding the foregoing, LifeMap will reimburse Mount Sinai upon receipt of invoices for all reasonable, documented expenses incurred in connection with the filing and prosecution of the patent applications and maintenance of the patents covering Mount Sinai Intellectual Property and/or Mount Sinai’s rights in Joint Intellectual Property that LifeMap has an exclusive option and/or license to.  Should LifeMap decline to reimburse Mount Sinai for such documented expenses, the option and/or license granted under Article 7 shall exclude such Mount Sinai Intellectual Property and/or Mount Sinai’s rights in such Joint Intellectual Property that LifeMap declined to reimburse.  Mount Sinai will retain all right, title and interest in and to the Mount Sinai Intellectual Property and any patents, copyrights and other intellectual property protections related thereto.  LifeMap will retain all right, title and interest in and to the LifeMap Intellectual Property and all other LifeMap Intellectual Property Rights, including, for the avoidance of doubt, the User Data, and any patents, copyrights and other intellectual property protections therein.

7.	OPTION

7.1                In consideration of LifeMap’s funding of the Development Activities and payment for intellectual property expenses as provided for in Article 6, Mount Sinai grants LifeMap an option  (such option to be exclusive with regard to that which is to be exclusively licensed; such option to be non-exclusive with regard to that which is to be non-exclusively licensed)  to acquire an exclusive or non-exclusive (solely in accordance with Attachment E, including any limitations on any exclusivity described therein) royalty-bearing license to Use and utilize (i) Mount Sinai Intellectual Property; (ii) Mount Sinai’s Results; (iii) Mount Sinai’s rights in Joint Intellectual Property and Joint Results; (iv) Mount Sinai’s rights in the LMN Engine (excluding any exclusive rights of Mount Sinai as specified herein, including Appendix E, to EMR Data  and/or LMN Components contained in the LMN Engine), to the extent not owned by LifeMap; (v)  Mount Sinai’s rights in the Code; (vi) Logic; and (vii) Mount Sinai Background Intellectual Property, solely to the extent such Mount Sinai Background Intellectual Property is, (a) available for licensing in the Field of Use, and (b) reasonably required to Use and/or utilize Mount Sinai Intellectual Property, including such Intellectual Property Rights expressly licensed, or to be licensed, hereunder, substantially on the terms attached hereto as Attachment E and incorporated herein, and with such other terms to be negotiated in good faith by LifeMap and Mount Sinai.  The Parties agree that they will use good faith efforts to begin negotiations on a license, as discussed above, within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of the Effective Date, and shall use reasonable efforts to agree on a form of license, based substantially on the terms attached hereto as Attachment E, within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of the Effective Date.

7.2                If LifeMap and Mount Sinai fail to execute a license agreement within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] months after disclosure of the Mount Sinai Intellectual Property and Mount Sinai Results to LifeMap, or such additional time period as the Parties shall reasonably agree in writing, either Party may initiate a mediation process through which the Parties shall endeavor to arrive at a mutually agreeable license agreement in accordance with the provisions set forth in Attachment E, with the assistance of a sole mediator to be agreed upon by the Parties, or if the Parties are unable to agree on a mediator, one shall be appointed by the American Arbitration Association, or other similar association mutually agreed upon.  The Parties further agree that if such a license agreement cannot be agreed to through such mediation within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days following initiation of the mediation process, either Party may initiate binding arbitration to resolve any dispute with regard to the form of license agreement.  Such arbitration shall be conducted in New York, New York and will be heard by a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The arbitrator shall be agreed upon by the Parties, and if the Parties are unable to agree on an arbitrator, one shall be appointed by the American Arbitration Association.  The arbitrator will have the power to resolve any disputed terms of a license agreement on fair and reasonable terms with regard to matters not covered by the provisions set forth in Attachment E.  The arbitrator’s decision with respect to resolving such license terms, i.e. the award, will be conclusive and binding upon both Parties, and judgment upon the award may be entered in any court of competent jurisdiction.  The arbitrator shall be instructed to endeavor to complete the arbitration and issue an award within ninety (90) days following the initiation of the arbitration.  Each Party shall bear its own costs and expenses and an equal share of the mediator’s and/or arbitrator’s and administrative fees of mediation and/or arbitration.  Except as may be required by law, neither a Party nor a mediator or arbitrator may disclose the existence, content, or results of any mediation or arbitration hereunder without the prior written consent of both Parties.

7.3                If LifeMap fails to execute a license agreement with Mount Sinai in accordance with the provisions of Sections 7.1 and 7.2, within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days following the completion of the mediation and, if applicable, arbitration processes contemplated by Section 7.2, Mount Sinai will be free to dispose of the exclusively optioned Mount Sinai Intellectual Property, its rights in the Code, Logic, and LMN Engine (including any EMR Data and/or LMN Components contained therein), and Mount Sinai Results and its rights in Joint Intellectual Property as Mount Sinai deems appropriate, without any further obligation to LifeMap.  Further, in such case, LifeMap will be free to dispose of the LifeMap Intellectual Property and LifeMap Results and its rights in Joint Intellectual Property as LifeMap deems appropriate, without any further obligation to Mount Sinai.

7.4                During the term hereof, neither Mount Sinai nor any Affiliate of Mount Sinai will knowingly enter into any agreement with a commercial third party with respect to activities that are within the Field of Use where such agreement would commit a Committed Participant to participate in such activities; provided, however ,that the Parties acknowledge and agree that a Committed Participant can recuse him/herself from the Development Activities at any time during the term hereof.  The Parties further acknowledge and agree that following such recusal, Mount Sinai is free to enter into any agreement with a commercial third party with respect to activities that are within the Field of Use where such agreement commits the recused Committed Participant to participate in such activities; provided that the recused Committed Participant will not utilize the Results in part or in whole for activities in the Field of Use with any commercial third party other than as may permitted under the definitive license agreement in accordance with Attachment E.

7.5                During the option and negotiation term hereof, neither Mount Sinai nor any Affiliate of Mount Sinai will seek to negotiate, enter into the negotiation of, or enter into, any agreement with a third party with respect to the subject matter of the proposed license terms and/or Mount Sinai Intellectual Property or Joint Intellectual Property that are subject to the exclusive license grant in accordance with Attachment E in the Field of Use.   For clarity, Mount Sinai is free at any time to seek to negotiate, enter into the negotiation of, or enter into, any agreement with a third party in respect to Mount Sinai Intellectual Property or Mount Sinai’s rights in Joint Intellectual Property that are subject to the non-exclusive license grant in accordance with Attachment E, including, Logic, LMN Components, and EMR Data.   For further clarity, the Parties acknowledge and agree that Mount Sinai is free to use Logic, EMR Data, and/or LMN Components to build, by itself or with third parties, software systems capable of providing health analysis and relative risk assessment functions in the Field of Use to the extent it does not use any components that are, or are intended to be in accordance with the terms hereof (including for the avoidance of doubt Appendix E), exclusively licensed to, or owned by, LifeMap.

7.6               Any exclusive license granted to LifeMap pursuant to Article 7 hereof, will be subject to:  (a) [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]; (b) the retained rights of Mount Sinai to use such rights for academic research, teaching, and patient care purposes; and (c) as applicable, to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder.

7.7               The Parties agree to discuss in good faith potential joint venture(s) with respect to any proposed venture(s) outside of the Field of Use utilizing Joint Intellectual Property and/or Mount Sinai Intellectual Property developed hereunder.  Notwithstanding the foregoing, neither Party is obligated to enter any further joint venture(s).

8.	CONFIDENTIAL INFORMATION

8.1               “Confidential Information” means any business or technical information of either Party, including any information relating to either Party’s product plans, designs, clients, users, costs, finances, marketing plans, business opportunities, personnel, research, development or know-how, that is disclosed by or on behalf of one Party to the other during the term of this Agreement in connection with the Development Activities.  Confidential Information disclosed in tangible form shall be marked as “confidential” upon disclosure or, in the case of oral or other intangible disclosures, shall be summarized in a writing that is marked “confidential” and transmitted to the receiving Party within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of the intangible disclosure, provided, however, that failure to so mark or summarize shall not alter the confidential status of such information if a reasonable person would recognize, by the content and/or context of such disclosure, that the disclosure was intended as confidential.  The Code, the LMN Engine, and Documentation shall be considered Confidential Information hereunder and held in strict confidence by the Parties; provided, however, LifeMap may disclose such information, subject to reasonable confidentiality provisions, or as otherwise reasonably appropriate, with respect to the development and commercialization of its products and services, including as covered by Mount Sinai’s rights as licensed in accordance with Attachment E.  For clarity, Mount Sinai shall be free to publish the LMN Components to the extent it complies with the provisions of Article 10 and does not publish the Code.  For the purposes of such publication, the LMN Components shall not be considered LifeMap Confidential Information.

8.2               The Parties may wish, from time to time, in connection with work for the Development Activities contemplated under this Agreement, to disclose its Confidential Information to each other.  Each Party shall use such other Party’s Confidential Information solely for the purpose of this Agreement and also use at least reasonable efforts to prevent the disclosure of any of the other Party’s Confidential Information to third parties during the term and after the termination or expiration of this Agreement for a period of five (5) years (or longer if provided for in the definitive license agreement), provided that the recipient Party’s obligations hereunder shall not apply to information that:  (a) is already in the recipient Party’s possession at the time of disclosure thereof as evidenced by written records; (b) is or later becomes part of the public domain through no fault of the recipient Party; (c) is received from a third party having no obligations of confidentiality to the disclosing Party; or (d) is generated by the receiving Party independently of and without use of the Confidential Information of the disclosing Party as demonstrated by the receiving Party’s written or electronic records created contemporaneously with such independent development.  In addition, the receiving Party shall also be permitted to disclose Confidential Information of the other Party to the extent required by law, court order, or other governmental authority with jurisdiction, provided that the receiving Party promptly notifies the disclosing Party, to the extent legally permissible, with written notice of such requirement and cooperates, at the disclosing Party’s written request and expense, with the disclosing Party’s legal efforts to prevent or limit the scope of such required disclosure.

9.	HANDLING OF USER DATA BY MOUNT SINAI

9.1              The Parties hereto hereby agree that all activities carried out hereunder, including, but not limited to all exchanges of materials and information made hereunder, shall comply with the Health Insurance Portability and Accountability Act of 1996 and all effective amendments thereto and regulations promulgated thereunder (“HIPAA”), including with respect to PHI (“Protected Health Information”) as defined by HIPAA, as well as with all other applicable federal and state laws, regulations, and Mount Sinai policies.  Any PHI provided by either Party to the other shall be provided only with the prior written approval of Mount Sinai’s IRB (institutional review board).  Any PHI received by either Party in undertaking this Agreement shall be used and in all ways handled in accordance with HIPAA and all applicable laws and regulations, and in accordance with Mount Sinai internal requirements for handling PHI.  Both Parties will use appropriate safeguards to prevent unauthorized disclosures of PHI.  Each Party will promptly report to the other Party any unauthorized disclosure of PHI in connection with this Agreement of which it becomes aware with adequate detail to allow the other Party to comply with applicable laws.  This Section will indefinitely survive the termination or expiration of this Agreement for any reason.

10.	PUBLICATION, USE OF NAME

10.1             Mount Sinai and LifeMap recognize the traditional freedom of all scientists to publish and present promptly the results of the Development Activities.  Mount Sinai and LifeMap also recognize that exclusive patent rights can be jeopardized by public disclosure prior to the filing of suitable patent applications.  Therefore, Mount Sinai agrees that each proposed publication, before submission to a publisher, will be submitted to LifeMap; LifeMap will have [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days in which to review such proposed publication.  If within said [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] day period, LifeMap notifies the Principal Investigator in writing that the proposed publication includes LifeMap’s Confidential Information, specifically pointing out where such Confidential Information appears in the proposed publication, then the proposed publication shall not be submitted for publication or otherwise be publicly disclosed until Principal Investigator has removed such Confidential Information.  If within said same [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] day period, LifeMap requests in writing that Mount Sinai and Principal Investigator delay publication to allow for patent filing, then Mount Sinai and Principal Investigator will delay publication for up to [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days from the date of the initial submission of such proposed publication to LifeMap to permit patent application filing.  When requested by Mount Sinai in advance, LifeMap, at its discretion, may allow for simultaneous submission of the proposed publication to the publisher and LifeMap.  Scientists at both Mount Sinai and LifeMap will be expected to treat matters of authorship in a proper collaborative spirit, giving credit where it is due and proceeding in a manner that fosters cooperation and communication, but will not do anything in this regard that will jeopardize the issuance of a valid patent.  With respect to Joint Results, the Parties agree to publish jointly, provided, however, that if the Parties have not submitted a joint manuscript with respect to such Joint Results within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] months after completion of the Development Activities, then Mount Sinai may submit such manuscript for publication without including LifeMap authors, provided that Mount Sinai follows the review process set forth above.  In such event, for publication purposes, Joint Results, to the extent necessary for such publication as determined in the author’s reasonable discretion, shall not constitute LifeMap Confidential Information.

10.2             Mount Sinai will not use LifeMap’s name without LifeMap’s prior written consent except that Mount Sinai may acknowledge LifeMap’s funding of the Development Activities in scientific publications and in listings of sponsored research projects.  Except as otherwise provided in this Agreement or a license agreement, LifeMap will not use Mount Sinai’s name, or the name of any trustee, officer, faculty member, student or employee thereof, for any purpose other than its performance hereunder, including but not limited to, any use in advertising or other promotional or sales literature or other publicity, or in any document used to attempt to obtain funds or financing through any public offering of any security, without the prior written approval of the Party or individual whose name is to be used, which consent shall not be unreasonably withheld or delayed.

10.3             Neither Party may publicly disclose the existence of this Agreement nor the transaction among the Parties contemplated hereunder until a public statement is released by the Parties in accordance with Section 10.4 publicizing the relationship between the Parties.

10.4            The Parties agree that the press release attached as Attachment F (the “Initial Press Release”) will be released by LifeMap and its ultimate parent company, BioTime, Inc. (“BioTime”), promptly after full execution of this Agreement but in any event no later than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days thereafter.  Mount Sinai may concurrently issue a press release consistent with the content of the Initial Press Release or may jointly issue the Initial Press Release with LifeMap and BioTime.  The Parties acknowledge and agree that, to the extent required by law or regulation, BioTime may also file with the Securities and Exchange Commission one or more reports under the Securities Exchange Act of 1934, as amended, and registration statements under the Securities Act of 1933, as amended, disclosing this Agreement and the relationship of the Parties, which may include the filing of this Agreement as an exhibit thereto, subject to Section 10.5.  Subject to Section 10.5, the Parties agree to consult with each other before issuing any other press release or making any public statement with respect to this Agreement, and shall not issue any such press release or statement prior to obtaining the written consent of the other Party, such consent not to be unreasonably withheld or delayed.

10.5             Notwithstanding anything to the contrary contained herein, LifeMap, LifeMap Sciences or any parent company of LifeMap, including BioTime, shall be permitted to disclose the terms of this Agreement to the extent required under the securities or other disclosure laws and regulations of any country or state or the rules and regulations of any securities exchange or electronic securities trading system.  If time permits, Mount Sinai will be given a reasonable opportunity to promptly review and comment on any planned public disclosure, other than disclosure that repeats or restates a prior public disclosure in its entirety that has been permitted by this Agreement but only under circumstances where intervening events have not caused such disclosure to become misleading or inaccurate.  If LifeMap, LifeMap Sciences, BioTime or any other parent company of LifeMap files a copy of this Agreement with the Securities and Exchange Commission or any similar state or foreign regulatory agency as an exhibit to any registration statement, application, or report, it shall submit to such agency an application for confidential treatment seeking permission to redact from such filing competitively sensitive principal financial terms of this Agreement and the names of scientists included in this Agreement; provided, however, that LifeMap, LifeMap Sciences, BioTime or any other parent company of LifeMap may disclose financial terms of this Agreement in any such registration statement, application, or report to the extent it determines in good faith that doing so is necessary to make any statements contained therein not misleading.

11.	TERMINATION

11.1             In addition to the termination right set forth in Section 2.3 hereof, either Party may terminate this Agreement effective upon written notice to the other Party, if the other Party breaches any of the material terms or conditions of this Agreement and fails to cure such breach within ninety (90) days after receiving written notice thereof.  In the event of an incurable breach, the non-breaching Party may terminate this Agreement effective upon fifteen (15) days’ written notice to the breaching Party.

11.2              Either Party may suspend its activities under this Agreement immediately upon receipt of a notice from a third party that its activities hereunder infringe such third party’s intellectual property rights; if such Party determines, in good faith, in its reasonable discretion after investigation of the claim of infringement, that there exists a likely infringement and determines that it cannot cure such breach within ninety (90) days or perform its obligations hereunder without engaging in such likely infringing activities, then such Party may terminate the Agreement immediately upon notice to the other Party.

11.3            Mount Sinai may terminate this Agreement upon thirty (30) days’ written notice to LifeMap should any federal law require regulatory controls, compliance, or other protections for direct-to-consumer genetic testing that Mount Sinai is unable to reasonably comply with; provided that, if reasonable, Mount Sinai shall first cease the noncompliant services and/or activities; provided, further, that if LifeMap in its sole discretion, determines that ceasing the non-compliant activity would materially impact this Agreement, it may terminate this Agreement upon ten (10) days’ notice to Mount Sinai.  If any state requires regulatory controls, compliance, or other protections for direct-to-consumer genetic testing that Mount Sinai is unable to reasonably comply with, Mount Sinai may terminate services and/or activities with respect to such state.

11.4             Either Party may terminate this Agreement at any time after the second anniversary hereof, upon ninety (90) days’ prior written notice to the non-terminating Party.

11.5             LifeMap may terminate this Agreement, at any time after the first anniversary hereof, upon ninety (90) days’ prior written notice to Mount Sinai if it determines that the LifeMap Navigator is not a commercially viable product.

11.6             In the event of termination of this Agreement prior to its stated term whether for breach or for any other reason whatsoever (including under Sections 11.4 and 11.5), Mount Sinai will be entitled to retain from the payments made by LifeMap prior to termination Mount Sinai’s reasonable costs of concluding the work in progress.  Allowable costs include, without limitation, all costs or non-cancellable commitments incurred prior to the receipt, or issuance, by Mount Sinai of the notice of termination, and the full cost of each student, staff member, and faculty member supported hereunder through the end of such commitments.  In the event of termination, Mount Sinai will submit a final report of all costs incurred and all funds received under this Agreement within sixty (60) days after the effective termination date.  The report will be accompanied by a check in the amount of any excess of funds advanced over costs and allowable commitments incurred.  Except in the case of an uncured material breach by Mount Sinai, in case of a deficit of funds, LifeMap will pay Mount Sinai the amount needed to cover costs and allowable commitments incurred by Mount Sinai under this Agreement for any further costs or non-cancellable commitments.

11.7            Termination of this Agreement will not affect the rights and obligations of the Parties accrued prior to termination hereof.  The provisions of ARTICLE 4, entitled REIMBURSEMENT OF COSTS; PAYMENT; of ARTICLE 5, entitled RECORDS AND REPORTS; of ARTICLE 6, entitled INTELLECTUAL PROPERTY; of ARTICLE 7, entitled OPTION; of ARTICLE 8, entitled CONFIDENTIAL INFORMATION; of ARTICLE 9, entitled HANDLING OF USER DATA BY MOUNT SINAI; of ARTICLE 10, entitled PUBLICATION; USE OF NAME; of subsections 11.6 and 11.7 of ARTICLE 11, entitled TERMINATION; of ARTICLE 12, entitled DISCLAIMER OF WARRANTIES; INDEMNIFICATION; and subsections 13.3 – 13.12 of ARTICLE 13, entitled ADDITIONAL PROVISIONS, as well as the DEFINITIONS to the extent required to interpret such provisions, will survive such termination.

12.	DISCLAIMER OF WARRANTIES; INDEMNIFICATION

12.1            EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS, OR THE SCIENTIFIC OR COMMERCIAL VALUE OF THE DEVELOPMENT ACTIVITIES, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR THE OUTCOME OF DEVELOPMENT ACTIVITIES.  WITHOUT LIMITING THE FOREGOING, EACH PARTY DOES NOT GUARANTEE THAT ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS SHALL RESULT FROM THE DEVELOPMENT ACTIVITIES, THAT THE SCOPE OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS THAT MAY RESULT THEREFROM WILL COVER THE OTHER PARTY’S INTERESTS, OR THAT ANY SUCH PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS SHALL BE FREE OF DOMINANCE BY OTHER PATENTS, INCLUDING PATENTS BASED UPON INVENTIONS MADE BY OTHER INVENTORS AT SUCH PARTY INDEPENDENTLY OF THE DEVELOPMENT ACTIVITIES.  EXCEPT IN THE CASE OF A BREACH OF THE FOLLOWING SENTENCE, EACH PARTY SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY THE OTHER PARTY OR ANY OTHER PERSON RESULTING FROM THE DEVELOPMENT ACTIVITIES OR THE USE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY PRODUCT.  NOTWITHSTANDING THE FOREGOING, (i) EACH PARTY HERETO REPRESENTS THAT IT HAS NO ACTUAL KNOWLEDGE THAT ANY OF THE INTELLECTUAL PROPERTY RIGHTS TO BE UTILIZED HEREUNDER INFRINGE THE ACTIVITIES OF ANY THIRD PARTIES AND AGREES THAT IN UNDERTAKING THE OBLIGATIONS CONTAINED HEREIN IT SHALL NOT KNOWINGLY INFRINGE ANY SUCH THIRD PARTY INTELLECTUAL PROPERTY RIGHTS; AND (ii) MOUNT SINAI AGREES THAT IN ITS PERFORMANCE HEREUNDER IT SHALL UNDERTAKE REASONABLE EFFORTS TO NOT MAKE ANY CONTRIBUTIONS TO THE DEVELOPMENT ACTIVITIES THAT REQUIRE ANY MOUNT SINAI BACKGROUIND INTELLECTUAL PROPERTY OR OTHER MOUNT SINAI INTELLECTUAL PROPERTY RIGHTS THAT ARE NOT LICENSED HEREUNDER.

12.2             LifeMap shall defend, indemnify and hold harmless Mount Sinai, the Principal Investigator and any of Mount Sinai’s faculty, students, employees, trustees, officers, affiliates and agents (hereinafter referred to collectively, as the “Indemnified Persons”) from and against any and all liability, claims, lawsuits, losses, damages, costs or expenses (including reasonable attorneys’ fees), which the Indemnified Persons may hereafter incur, or be required to pay as a result of (i) Mount Sinai’s activities relating to genetic sequencing and/or diagnostic methods carried out as part of and in accordance with the Development Activities, except as a result of, or to the extent caused by, the  negligence or willful misconduct of Mount Sinai; (ii) LifeMap’s use of the Results or any Mount Sinai Intellectual Property or Mount Sinai Background Intellectual Property, except as a result of, or to the extent caused by, the  negligence or willful misconduct of Mount Sinai; or (iii) as a result of any breach of this Agreement by LifeMap or any act or omission of LifeMap, its employees, affiliates, contractors, licensees or agents.  Mount Sinai will notify LifeMap promptly upon learning of the institution or threatened institution of any such liability, claims, lawsuits, losses, damages, costs and expenses and Mount Sinai will cooperate with LifeMap in every proper way in the defense or settlement thereof at LifeMap’s request and expense.  LifeMap shall control the defense and any related settlement negotiations, but shall not enter into any settlement agreement involving admission of any negligence or wrongdoing by Mount Sinai or any Mount Sinai Indemnified Person without Mount Sinai’s prior written consent.

12.3             Mount Sinai shall indemnify and hold harmless LifeMap and any of its employees, officer, directors and agents (hereinafter referred to collectively, as the “Indemnified Persons ) from and against any and all liability, claims, lawsuits, losses, damages, costs or expenses (including reasonable attorneys’ fees), which the Indemnified Persons may hereafter incur, or be required to pay as a result of, or to the extent caused by, the gross negligence or willful misconduct of Mount Sinai. Lifemap will notify Mount Sinai promptly upon learning of the institution or threatened institution of any such liability, claims, lawsuits, losses, damages, costs and expenses and Lifemap will cooperate with Mount Sinai in every proper way in the defense or settlement thereof at Mount Sinai’s request and expense.  Mount Sinai shall control the defense and any related settlement negotiations, but shall not enter into any settlement agreement involving admission of any negligence or wrongdoing by Lifemap or any Lifemap Indemnified Person without Lifemap’s prior written consent.

12.4             LifeMap will procure and maintain policies of insurance, [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] and shall name Mount Sinai as additional insured on a primary and non-contributory basis.

13.	ADDITIONAL PROVISIONS

13.1             LifeMap represents that it is duly organized, validly existing and in good standing under the laws of Delaware. LifeMap has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets.  The execution, delivery, and performance of this Agreement have been duly authorized by the Board of Directors of LifeMap.  There is no pending or, to LifeMap’s knowledge, threatened litigation involving LifeMap that would affect this Agreement or LifeMap’s ability to perform its obligations hereunder.  There is no indenture or contract to which LifeMap is party or otherwise bound, prohibiting execution, delivery, or performance by LifeMap of this Agreement or any provision hereof.

13.2             Mount Sinai represents that it is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Mount Sinai has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets.  There is no pending or, to Mount Sinai’s knowledge, threatened litigation involving Mount Sinai that would affect this Agreement or Mount Sinai’s ability to perform its obligations hereunder.  There is no indenture or contract to which Mount Sinai is party or otherwise bound, prohibiting execution, delivery, or performance by Mount Sinai of this Agreement or any provision hereof.

13.3             No rights hereunder may be assigned by a Party, directly or by merger or other operation of law, without the express written consent of the other Party.  LifeMap may assign this Agreement, either directly or by merger or operation of law, without the prior written consent of Mount Sinai, as long as:  (a) at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days before the proposed transaction, LifeMap gives Mount Sinai written notice and such background information as may be reasonably necessary to enable Mount Sinai to give an informed consent, provided that, in the case of an assignment to LifeMap Sciences, [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days’ prior written notice may be given; (b) the assignee agrees in writing to be legally bound by this Agreement; and (c) if the assignee is a company other than LifeMap Sciences, the assignee agrees to deliver to Mount Sinai an updated business development plan within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days after the closing of the proposed transaction.  Any permitted assignment will not relieve LifeMap of responsibility for performance of any obligation of LifeMap that has accrued at the time of the assignment.  Any prohibited assignment will be null and void.  Notwithstanding the foregoing, LifeMap shall be permitted to assign the definitive license agreement to LifeMap Sciences to the extent LifeMap and LifeMap Sciences will have fulfilled the obligations outlined under (a) and (b) above.

13.4            A waiver by either Party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

13.5             Nothing herein will be deemed to establish a relationship of principal and agent between the Parties, nor any of their agents or employees, nor will this Agreement be construed as creating any form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto or their permitted assigns, any benefits, rights or remedies.

13.6            Notices under this Agreement will be in writing and sent by public overnight courier and addressed as follows, and shall be deemed given when delivered (or when delivery thereof is refused):

If to Mount Sinai:

Icahn School of Medicine at Mount Sinai
Mount Sinai Innovation Partners
Attention:  Director
770 Lexington Avenue, 14th Floor
New York, NY  10065

with a copy for legal notices only to:

Icahn School of Medicine at Mount Sinai
Attention:  Office of General Counsel
One Gustave L. Levy Place, Box 1099
New York, NY  10029

If to LifeMap:

Kenneth Elsner
1020 Plain Street, Suite 290
Marshfield, MA   02050

13.7            This Agreement will be construed and governed in accordance with the laws of the State of New York, without giving effect to conflict of law provisions.  The Parties hereby submit to the exclusive jurisdiction of and venue in any state or federal courts located within the Southern District of New York with respect to any and all disputes concerning the subject of this Agreement.

13.8             Neither Party will be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

13.9             Each Party will comply with all laws, regulations and other legal requirements applicable to it in connection with this Agreement, including but not limited to any legal requirements applicable to its use of the Results or any of the other Party’s Intellectual Property Rights or Background Intellectual Property and laws controlling the export of technical data, computer software, laboratory prototypes, and all other export controlled commodities.  Each Party represents that it does not know of any legal requirements applicable to the other Party’s use of the Results or its Intellectual Property Rights or Background Intellectual Property that would materially impact the other Party’s use thereof.

13.10         The Parties will not knowingly disclose, and will use reasonable efforts to prevent disclosure, to the other Party of any information subject to ITAR controls, or in the Commerce Control List (EAR Part 774 and Supplements), or 10 CFR Part 810 Restricted Data or Sensitive Nuclear Technology.  If for purposes of the Development Activities, a Party intends to disclose export-controlled information to the other Party, the disclosing Party will not disclose such information to the other Party unless and until a plan for transfer, use, dissemination and control of the information has been approved by the other Party.

13.11       Except where specifically cited, all references to Articles are to Articles herein, and all references to Sections are to Sections herein.  The headings used in this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement or define, expand or limit the provisions hereof.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, including the Attachments, and any attachments, exhibits and schedules, and not to any particular provision of this Agreement.  Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.  The word “including” (and with correlative meaning “include”) means “including but not limited to.”

13.12         This Agreement and the Attachments, and any attachments, exhibits or schedules hereto or thereto, embody the entire understanding between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral.  This Agreement may not be amended, modified, superseded or canceled and none of the terms, provisions, covenants, representations, warranties, covenants or conditions may be waived, except by a written instrument executed by the Parties, or in the case of waiver, by the Party waiving compliance.  The Parties agree that this Agreement is not and shall not be amended or otherwise modified by any provision of or use of any website or software, or by any electronic or online agreement regardless of its terms.  It may be amended only in writing, setting out the specific modification(s), signed by the handwritten signature of duly authorized representatives of both Parties, and executed and delivered in accordance with the provisions of this Agreement.  An original handwritten signature meeting the requirements in the preceding sentence and transmitted by facsimile (including scanned email attachments) shall be considered a handwritten signature for purposes of this Agreement.

13.13          Execution signatures of this Agreement may be exchanged in counterparts and as scanned email attachments, and all signatures so exchanged shall be considered as original and as one and a part of the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereby execute this Agreement as of the date first written above.

Icahn School of Medicine at Mount Sinai		LifeMap Solutions, Inc.

By:	s/Scott L. Friedman	By:	s/Corey Bridges

Name:	Scott L. Friedman	Name:	Corey Bridges

Title:	Dean of Therapeutic Discovery	Title:	CEO

Date:	May 6, 2014	Date:	May 6, 2014

I have read and understand
the responsibilities of
the Principal Investigator
under this Agreement
and agree to abide by them and fulfill them:

By:	s/Eric Schadt

	Date:	May 6, 2014

Attachment A

Development Activities

[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

Attachment B

Budget

[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

Attachment C

Visiting Scientist Agreement

This Visiting Scientist Agreement (the “Agreement”) is entered into as of  __________________(the “Effective Date”), by and between LifeMap Solutions, Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at 150 East 57th Street, New York, NY 10022 (“LifeMap”), and Icahn School of Medicine, a not-for-profit New York corporation organized and existing under the Laws of the State of New York, and having a principal place of business at One Gustave L Levy Plac, New York, NY 10029, and its Affiliates (collectively, “Mount Sinai”).  LifeMap and Mount Sinai may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, LifeMap and Mount Sinai are parties to that certain Co-Development and Option Agreement effective as of May 1, 2014 (the “Co-Development Agreement”);

WHEREAS, as provided in the Co-Development Agreement (at Section 2.3), the Parties contemplate the possibility that Mount Sinai will host LifeMap employees as participants in research under the Co-Development Agreement on Mount Sinai premises using Mount Sinai facilities (“LifeMap Visiting Scientists”); and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION.

1.1               Defined Terms.  Capitalized terms not defined herein shall have the meanings assigned to them in the Co-Development Agreement.

1.2               Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (c) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person shall be construed to include the person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and shall not be understood as a reference solely to a particular provision of this Agreement, (g) all references herein to Sections or Exhibits shall be construed to refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) unless expressly stated otherwise, and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing unless expressly stated otherwise, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), and (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.

1.3               In Event of Conflict, Co-Development Agreement Controls.  In the event that any terms or obligations set forth herein are determined to be in conflict with the Co-Development Agreement, the terms and conditions fo the Co-Development Agreement shall control.

2.	Visiting Scientists

                2.1          “Visiting Scientist” means (a) an employee of LifeMap undertaking Development Activities under the supervision of the Principal Investigator pursuant to the Co-Development Agreement on Mount Sinai premises.

2.2              General.  Each Visiting Scientist shall remain an employee of Lifemap and shall work only as authorized by the Co-Development Agreement on Mount Sinai’s premises during normal business hours.  Each Visiting Scientist shall be accountable to LifeMap with respect to reporting of vacation, sick time and other leave, as well as performance objectives and all other personnel matters.

2.3              Designation of Visiting Scientists.  All Visiting Scientists shall be authorized and identified in Attachment A to the Co-Development Agreement or in an amendment to Attachment A signed by both Parties.

3.	LIFEMAP RESPONSIBILITIES.

Lifemap shall be responsible for paying each Visiting Scientist’s salary and other compensation, employment benefits, withholding taxes, expense reimbursements and other costs related to employment with Lifemap.  Lifemap shall also be responsible for providing and maintaining worker’s compensation insurance and commercial general liability insurance covering the activities of each Visiting Scientist during the Co-Development Agreement Term, including for work performed on Mount Sinai’s premises.  Lifemap shall deliver certificates evidencing such insurance to Mount Sinai upon request.  Lifemap agrees that each Visiting Scientist shall be subject to and comply with Mount Sinai’s policies regarding discrimination, harassment and other employment related complaints, rules of conduct, substance abuse/rehabilitation, equal opportunity/affirmative action, and electronic communications and computer systems as if Visiting Scientist were an employee of Mount Sinai.  Lifemap agrees that each Visiting Scientist, while working on Mount Sinai’s premises, shall comply with all other reasonable and relevant health and safety and security requirements and other reasonable instructions issued by Mount Sinai or its representatives.  Each Visiting Scientist will execute and deliver to Mount Sinai a Letter of Acknowledgement and Understanding in substantially the form attached hereto. Any changes to the form attached as Exhibit A must be approved in writing by both Parties.

4.	MOUNT SINAI RESPONSIBILITIES.

Each Visiting Scientist shall be allowed to attend non-confidential meetings and training sessions conducted by or on behalf of Mount Sinai to the extent reasonably required by their responsibilities under the Development Activities.  Mount Sinai shall treat as Confidential Information of Lifemap any personal data regarding any Visiting Scientist or other employees of Lifemap that it obtains in connection with this Agreement.  A Visiting Scientist shall not be asked to work on any matter other than the Development Activities.  For the avoidance of doubt, a Visiting Scientist will not (i) participate in any employee benefit plans of Mount Sinai or receive any other form of compensation from Mount Sinai or (ii) have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, Mount Sinai, or to bind Mount Sinai in any respect whatsoever.  In addition, Mount Sinai shall not be liable for the payment of any wage, salary or compensation of any kind for any service performed by a Visiting Scientist.

5.	INTELLECTUAL PROPERTY.

[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

6.	CONFIDENTIALITY.

6.2              Confidentiality.  The confidentiality obligations of the Co-Development Agreement are incorporated herein by reference, without regard to any expiration or termination of the Co-Development Agreement, and all Confidential Information disclosed in connection with this Agreement shall be subject to the confidentiality provisions of the Co-Development Agreement, and all references to “this Agreement” therein shall be deemed to be references also to this Agreement.  In addition, a Visiting Scientist is not permitted to bring any confidential information or materials of any Third Party onto Mount Sinai’s premises or otherwise disclose to or use at Mount Sinai any such confidential information or materials without the prior written consent of Mount Sinai and an authorized representative of the Third Party.

6.2              Public Announcements; Publications.  Article 10 of the Co-Development Agreement is incorporated herein by reference, provided however that all references to “this Agreement” therein shall be deemed also to be references to this Agreement.

7.	REPRESENTATIONS.

7.1               Mutual Representations.  The Parties hereby represent to each other that:

7.1.1            it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

7.1.2            it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

7.1.3            the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any contract to which it is a party as of the effective date of this Agreement.

8.	TERM AND TERMINATION.

8.1              Term.  The term of this Agreement will commence on the date of last signature hereto and shall expire upon expiration or termination of the Co-Development Agreement.

8.2              Termination for Cause.  A Party may terminate this Agreement for cause, at any time during the term of this Agreement, by giving written notice to the other Party in the event that such other Party commits a material breach of its obligations under this Agreement and such material breach remains uncured for ninety (90) days, measured from the date written notice of such material breach is given to such other Party.

8.3              Effects of Termination.

8.3.1            General.  In the event of expiration or termination of this Agreement for any reason, except as otherwise expressly provided herein, all rights and obligations of each Party hereunder shall cease, and each Visiting Scientist’s access to Mount Sinai’s facilities shall immediately terminate.

8.3.2            Termination of Development Plan.  In the event that the Co-Development Agreement is terminated with respect to any Development Plan, and not with respect to all Development Activities, except as otherwise expressly provided herein, all rights and obligations of each Party hereunder with respect to such terminated Development Plan shall cease, but this Agreement shall otherwise remain in full force and effect (including with respect to all Development Activities not so terminated).

8.3.3            Termination of Visiting Scientist.  If a Visiting Scientist fails to comply with Mount Sinai policies, requirements or instructions in accordance with this Agreement or otherwise to comply with its obligations under this Agreement, then (a) such individual shall cease to be a Visiting Scientist hereunder upon Mount Sinai giving written notice thereof to Lifemap and (b) the Parties shall, if Mount Sinai agrees to do so in its discretion, cooperate to identify and designate in writing a replacement Visiting Scientist to the extent available.  In the event that (i) the status of an individual as a Visiting Scientist is terminated pursuant to the preceding sentence or (ii) the employment of any Visiting Scientist with Lifemap is terminated for any reason, except as otherwise expressly provided herein, all rights and obligations hereunder with respect to such terminated Visiting Scientist shall cease and such terminated Visiting Scientist’s access to Mount Sinai’s facilities shall immediately terminate, but this Agreement shall otherwise remain in full force and effect.

8.3.4            Accrued Rights.  Expiration or termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement.  Expiration or termination of this Agreement shall not relieve either Party from any obligation which is expressly indicated to survive such expiration or termination.

8.3.5            Survival.  The following sections, together with any sections that expressly survive, shall survive expiration or termination of this Agreement for any reason:  Error! Reference source not found., 0, 0, 0, 0 and 11.

9.	INDEMNIFICATION.

Each Party will indemnify and hold harmless the other Party and such other Party’s Sublicensees, Affiliates and their respective employees, trustees, medical and professional staff, officers, directors and agents (each, an “Indemnified Party”) from and against any and all liability, loss,  expense, action, suit, claim, demand, judgment or prosecution (“Claims”) that may be brought or instituted against such other Party and/or an Indemnified Party, in proportion to and to the extent that such Claims are based on, resulting from or arising out of the material breach by the indemnifying Party of any of its representations, warranties or covenants set forth herein, except to the extent that such Claims are caused by or result from the negligence or intentional acts or omissions of such other Party and/or any Indemnified Party.  Section 12 of the Co-Development Agreement is incorporated herein by reference, and any claim for indemnification pursuant to Section 9 of this Agreement shall be subject to the provisions of Section 12 of the Co-Development Agreement.

10.	COPY OF AGREEMENT.

Lifemap shall provide each Visiting Scientist with a copy of this Agreement.

11.	MISCELLANEOUS.

11.1            Assignment.  Neither this Agreement nor any rights or obligations hereunder may be assigned by either Party, without the prior written consent of the other Party. Any assignment not in accordance with this Section 0 shall be void.

11.2            Force Majeure.  Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes Commercially Reasonable Efforts to remove the condition.  For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, act of terrorism, voluntary or involuntary compliance with any Law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers or destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

11.3            Notices.  If to Lifemap:  Notices must be provided to the following address or such other address as provided by one Party to the other in writing according to the paragraph below:

If to Mount Sinai:

Icahn School of Medicine at Mount Sinai
Mount Sinai Innovation Partners
Attention:  Director
770 Lexington Avenue, 14th Floor
New York, NY  10065

with a copy for legal notices only to:

Icahn School of Medicine at Mount Sinai
Attention:  Office of General Counsel
One Gustave L. Levy Place, Box 1099
New York, NY  10029

If to LifeMap:

LifeMap Solutions, Inc.
150 East 57th Street,
New York, NY 10022

with a copy for legal notices only to:

Kenneth S. Elsner
1020 Plain Street, Suite 290
Marshfield, MA 02050

Notices so given will be effective upon the earlier of (i) receipt by the party to which notice was provided, or (ii) the fifth business day after mailing. Breach of contract notices must specify in detail the nature of the breach and the remedy requested by the party giving notice. Notices to a party must be sent to the address and number specified above.  If a party wishes to change its address for notices, the change will become effective only on the date specified in such notice or 60 days after the new address was provided, whichever is later. Rejection or inability to deliver a notice because of a change in address for which no or insufficient notice was given will be deemed to be receipt of the notice as of the date of such rejection or inability to deliver.

            11.4        Amendment.  No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

11.5            Waiver.  No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.  The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

11.6            Severability.  If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible.  In any such event, this Agreement shall be construed as if such clause or portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable Law.

11.7            Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.8            Export Control.  This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to either Party.

11.9            Dispute Resolution.  If any dispute or disagreement arises between LifeMap and Mount Sinai in respect of this Agreement, they shall follow the procedures set forth in Section 13.7of the Co-Development Agreement, which is incorporated herein by reference.

11.10         Governing Law.  Section 13.7 of the Co-Development Agreement is hereby incorporated by reference with the understanding the references therein to “Agreement” shall be understood also as references to this Agreement.

11.11         Entire Agreement.  This Agreement, including its Exhibits, and the Co-Development Agreement and its exhibits and other attachments, constitute and contain the complete, final and exclusive understanding and agreement of the Parties and supersede any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof.

11.12         Independent Contractors.  Both Parties are independent contractors under this Agreement.  Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party.  Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

11.13         Counterparts.  This Agreement may be executed in two (2) counterparts, each of which shall be an original and both of which shall constitute together the same document.  Counterparts may be signed and delivered by facsimile or PDF file, each of which shall be binding when received by the applicable Party.  The Parties agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used.  The Parties agree that they will have no rights to challenge the use or authenticity of this Agreement based solely on the absence of an original signature.

11.14         Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

Lifemap Solutions, Inc.	Icahn School of Medicine at Mount Sinai
By:	By:
Name:	Name:
Title:	Title:

Letter of Acknowledgement and Understanding

Reference is made to the Visiting Scientist Agreement effective as of __________between LifeMap Solutions, Inc., a corporation organized and existing under the laws of Delaware and having a principal place of business at 150 East 57th Street, New York, NY 10022 (“LifeMap”), and Icahn School of Medicine, a not-for-profit New York corporation organized and existing under the Laws of the State of New York, and having a principal place of business at One Gustave L Levy Place, New York, NY 10029, and its Affiliates (collectively, “Mount Sinai”).  Capitalized terms used but not defined in this Letter of Acknowledgement shall have the meanings assigned to them in the Visiting Scientist Agreement.

VISITING SCIENTISTS:

I acknowledge I have received copies of or access to the following Mount Sinai policies:

If I have any questions or need to report a concern regarding the foregoing policies, I understand I can contact Mount Sinai Innovation Partners at (212) 659-9680.

I understand that Mount Sinai reserves the right to make changes to its policies or procedures, whenever it deems it necessary or useful to do so.

I understand that I am responsible for understanding and complying with Mount Sinai’s policies, procedures and instructions as applicable pursuant to the Agreement.  Further, I have been instructed to discuss any outstanding issues or concerns regarding the foregoing policies, procedures and instructions with Mount Sinai’s Environmental Health and Safety Department or the Human Resources Department, as applicable.

I acknowledge I have received a copy of the Visiting Scientist Agreement and agree to be bound by all provisions of the Agreement and, through it, the Co-Development Agreement, that are applicable to me in my capacity as a Visiting Scientist thereunder.  I further acknowledge, without limitation, that I understand the provisions of the Co-Development Agreement which are cited in the Visiting Scientist Agreement and relate to confidentiality, publication, intellectual property, and prohibitions on the use, disclosure or transfer of materials outside of Mount Sinai.

Read and acknowledged by:

Print Name:
Signature:

Institution:

Date:

Attachment D

Background Intellectual Property

Promptly after the first Steering Committee (see Section 2.1 of the Agreement) the Parties shall identify and list by amendment the Background Intellectual Property anticipated to be used in the Development Activities.

Attachment E

License Terms

Capitalized terms not otherwise defined in this Attachment E shall have the same meaning as defined in the Agreement to which this Attachment E is attached and incorporated.

Parties
Icahn School of Medicine at Mount Sinai, a nonprofit education corporation organized and existing under the laws of the State of New York having an office at One Gustave L. Levy Place, New York, New York 10029 (“Mount Sinai”), and LifeMap Solutions, Inc., a corporation organized and existing under the laws of Delaware (“LifeMap”), having a place of business at 1301 Bay Harbor Parkway, Suite 100, Alameda, CA 94502.  LifeMap shall include LifeMap and its Affiliates.  Mount Sinai shall include Mount Sinai and its Affiliates. “Affiliate” means a legal entity that is controlling, controlled by or under common control with a Party.  For purposes of the definitive license agreement, the word “control” means (x) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (y) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (z) the right to determine the policy decisions of, or to direct or cause the direction of the management of, a legal entity.  Each Party shall be fully liable for its Affiliate’s compliance with the terms and obligations of the definitive license agreement.

Patent Rights
United States and foreign patents and/or patent applications claiming Mount Sinai Intellectual Property or Joint Intellectual Property, as well as any and all patents issuing therefrom and from all divisionals and continuations, reissues, reexaminations, renewals, substitutions, and extensions thereof, that claim priority to such patents and/or patent applications; for clarity this includes but is not limited to all claims of continuation-in-part applications (solely to the extent such continuation-in-part can claim the same priority date) and patents issuing thereon that claim priority to said United States patent applications.  Such Patent Rights will be specifically listed/described in an exhibit to the definitive license agreement.

Mount Sinai Intellectual Property and Joint Intellectual Property	As defined in Section 6.2 of the Agreement
Technical Information
Technical Information is all Intellectual Property Rights not covered by a Valid Claim, including Results, the Mount Sinai Intellectual Property, the Code, and the LMN Engine, owned solely or jointly by, or licensed by, Mount Sinai.  For clarity, Technical Information expressly excludes Logic and LMN Components.  Such Technical Information will be specifically listed/described in an exhibit to the definitive license agreement.

Logic
Underlying know-how possessed by Mount Sinai prior to the effective date of the definitive license agreement  that relates to development of software, algorithms, and databases capable of analyzing complex data sets and generating predictive models.

Mount Sinai Background Intellectual Property
Background Intellectual Property owned by, or licensed by, Mount Sinai that are necessary to practice the Patent Rights and/or Technical Information and are available for licensing.  Such Mount Sinai Background Intellectual Property will be specifically listed/described in an exhibit to the definitive license agreement, and shall include the Background Intellectual Property as defined in the Agreement to which this Attachment E is attached.

Valid Claim
(a)       an unexpired claim of an issued patent within the Patent Rights that has not been ruled unpatentable, invalid or unenforceable by a final and unappealable decision of a court or other competent authority in the subject country; or

(b)      a claim of a pending application within the Patent Rights.

Deliverables
Copies of the Code and Documentation and other related materials reasonably requested by LifeMap from time to time (but Mount Sinai shall not be required to deliver such more frequently than [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] in the case of Code) shall be delivered by Mount Sinai to LifeMap (and shall be held strictly confidential by LifeMap in accordance with Article 8; provided, however, LifeMap may disclose such information, subject to reasonable confidentiality provisions, or as otherwise reasonably appropriate, with respect to the development and commercialization of the Licensed Products and Licensed Services); provided that, if reasonable, only the Improvements need be delivered.  If LifeMap requires a full copy of any of the foregoing, Mount Sinai shall reasonably comply.

Licensed Products
Products or part(s) thereof, that are made, made for, Used (including used), imported, sold or offered for sale by LifeMap, its Distributors (as defined below), or its Sublicensees:  (i) where in the absence of the definitive license agreement, such activity would infringe at least one Valid Claim; or (ii) where such products arise or are derived from the use of, or otherwise incorporate, Technical Information, Logic, LMN Components, and/or Mount Sinai Background Intellectual Property, including, for the avoidance of doubt, Code and the LMN Engine (to the extent, with respect to all of the foregoing, not solely owned by LifeMap).

Licensed Service
Any service, including without limitation database access, provided by LifeMap, its Distributors (as defined below),  or its Sublicensees to a third party in exchange for consideration where such service makes use of Licensed Product(s) or otherwise exploits or monetizes Mount Sinai Technical Information, Logic, LMN Components, and/or Background Intellectual Property, including, for the avoidance of doubt, Code and the LMN Engine (to the extent, with respect to all of the foregoing, not solely owned by LifeMap).

License Grant
Subject to agreement on final terms, Mount Sinai and its Affiliates will grant to LifeMap, and LifeMap will accept, a worldwide exclusive, right and license during the Term of the definitive license agreement, with the right to sublicense through multiple tiers, under the Patent Rights and Mount Sinai’s rights (which “rights” as used in this Section, shall  include, Intellectual Property Rights), including rights in the Results, and Mount Sinai’s rights in Joint Intellectual Property and Joint Results, the LMN Engine, and the Code and any related Documentation (to the extent, with respect to all of the foregoing, not solely owned by LifeMap) (i) to research, discover, develop, make, have made, Use, have used, import, have imported, lease, sell, have sold and offer for sale Licensed Products and Licensed Services in the Field of Use and throughout the Territory; and (ii) to Use (including use) the Mount Sinai Technical Information to research, discover, develop, make, have made, Use, have used, import, have imported, lease, sell, have sold and offer for sale Licensed Products and Licensed Services in the Field of Use and throughout the Territory.

Notwithstanding the foregoing, the Parties acknowledge and agree any exclusive license granted to Mount Sinai’s rights outlined above,  expressly excludes (a) an exclusive license to EMR Data and/or LMN Components contained and/or incorporated in the LMN Engine or any Improvements thereto; (b) the Non-Exclusive Rights; and (c) the right to sell any of Mount Sinai’s Results and EMR Data, except to the extent incorporated in a physical Licensed Product for use as part of such Licensed Product.

Subject to agreement on final terms, Mount Sinai and its Affiliates will grant to LifeMap, and LifeMap will accept, a worldwide non-exclusive, right and license during the Term of the definitive license agreement, with the right to sublicense through multiple tiers, under the Patent Rights and Mount Sinai’s rights to (i) the Mount Sinai Background Intellectual Property; (ii) the Non-Exclusive Rights; (iii) the Logic, and (iv) EMR Data and/or LMN Components contained and/or incorporated in the LMN Engine (which LMN Engine is exclusively licensed under the definitive license agreement with respect to its components that are not EMR Data and/or LMN Components (to the extent such EMR Data and/or LMN Components is necessary to drive the LMN Engine, as applicable), and any related Documentation, to research, discover, develop, make, have made, Use, have used, import, have imported, lease, sell, have sold and offer for sale Licensed Products and Licensed Services in the Field of Use and throughout the Territory.

Non-Exclusive Rights	• Code that pertains to analysis of genetic data sets • Code that pertains to compiling data sets
Retained Rights
Any and all licenses granted under the definitive license are subject to:

(a)    the right of Mount Sinai to make and to use the subject matter described and/or claimed in the Patent Rights and Mount Sinai Technical Information and to distribute to not-for-profit third parties, for academic research, teaching, and educational purposes only; such use shall not be for any commercial purpose, however, industrially sponsored academic research shall not be considered a commercial purpose;
(b)    the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including the royalty-free non-exclusive license granted to the U.S. government;
(c)    the right of Mount Sinai to practice the Patent Rights and Mount Sinai Technical Information for clinical care purposes at Mount Sinai;
(d)    the right of Mount Sinai to use or otherwise exploit Logic, EMR Data, LMN Components, and Mount Sinai Background Intellectual Property for any and all purposes; and
(e)    the ownership rights of LifeMap  to all User Data.

Use	Defined in Article 1 of the Agreement.
Term	Subject to the terms of the Agreement, and as further specified in this Attachment, from the Effective Date of the definitive license agreement until the expiration of the Royalty Term.
Territory	Worldwide
Consumer	Defined in Article 1 of the Agreement.
User Data	Defined in Article 1 of the Agreement.
Mobile User Application	Defined in Article 1 of the Agreement.
Field of Use
Consumer applications (including, for clarity, Internet, Web-based, mobile user and Mobile User Applications, databases and software products), based on interpretation and/or presentation of Wide Scale Health Related Information which is defined as one or more components of genetic information, clinical data and other information of individuals relating to human disease, health and/or wellness, in which the genetic information component (if such component is available) involves [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

Business Development Plan
Prior to execution of a definitive license, LifeMap shall provide Mount Sinai with a detailed business development plan.  The Parties shall discuss in good faith any of Mount Sinai’s requests for additional details or clarifications to such business development plan.

Due Diligence
LifeMap shall use reasonable commercial efforts to develop and commercialize Licensed Products.  LifeMap shall be required to demonstrate suitable investment in the development of Licensed Products.  The Parties shall negotiate in good faith defined diligence milestones and timelines to be included in the definitive license agreement to ensure such Licensed Products are being diligently developed.

Diligence Milestone	Due Date

Documentation of at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] in funding [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] committed by LifeMap to fund development of Licensed Products (the investment made into LifeMap prior to the due date will be counted toward the funding sum above)

[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] months after execution of definitive license agreement

Prototype complete
[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] months after execution of definitive license agreement

Beta launch
[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] months after execution of definitive license agreement

Public product launch
[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] months after execution of definitive license agreement

If LifeMap fails to meet such diligence milestones as defined in the definitive license agreement, Mount Sinai can convert said license to a non-exclusive license provided that any delays caused by Mount Sinai will extend the foregoing due dates on a day-for-day basis.

Copies of the Code and Documentation
Copies of the Code and Documentation shall be delivered by Mount Sinai to LifeMap not less than every [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days (and shall be held strictly confidential by LifeMap in accordance with Article 8; provided, however, LifeMap may disclose such information, subject to reasonable confidentiality provisions, or as otherwise reasonably appropriate, with respect to the development and commercialization of the Licensed Products and Licensed Services); provided that, if there are only Improvements and if reasonable, only the Improvements need be delivered.  If LifeMap requires a full copy of any of the foregoing, Mount Sinai shall reasonably comply.

Patent Maintenance and Reimbursement	[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
Patent Extension
LifeMap shall promptly notify Mount Sinai of any marketing authorization for any Licensed Product for which an application for patent term extension may be based, including any third-party product, or any other event in any country that would enable Mount Sinai or LifeMap as appropriate to apply for patent term extension.  For clarity, LifeMap will notify Mount Sinai of an opportunity to apply for patent term extensions as soon as the event triggering the opportunity for application has occurred.  LifeMap agrees to cooperate fully with Mount Sinai to provide any information or documentation necessary to support an application for patent term extension.

Royalty Term
On a Licensed Product-by-Licensed Product or Licensed Service-by-Licensed Service and country-by-country basis, from first commercial sale or commercial license, whichever comes first, until the later of:  (a) expiration of the last Patent Rights covering such Licensed Product or Licensed Service in such country; (b) expiration of any market exclusivity period granted by a regulatory agency with respect to such Licensed Product or Licensed Service in such country; or (c) LifeMap’s final discontinuation of sale or commercial licensing of a Licensed Product or Licensed Service in such country.  For clarity, should LifeMap discontinue sale of a Licensed Product or Licensed Service in a country and later resume sale of such Licensed Product or Licensed Service in said country, LifeMap would still be subject to the royalty obligations hereunder and its license rights hereunder.

Net Sales
The gross amount, prior to any discounts or other list price reductions, invoiced by LifeMap and its Affiliates and its Sublicensee(s) for sales of Licensed Products or Licensed Services for end use or consumption by third parties that are not Affiliates or Sublicensees of the selling party (unless such purchasing Affiliate or Sublicensee is the end user of the Licensed Product or Licensed Service, in which case the amount billed therefore shall be deemed to be the same amount that would be billed to a third-party end user in an arm’s-length transaction) less the total of the following deductions to the extent they are included in the gross invoiced sale price of the Licensed Products or Licensed Services or otherwise directly paid or incurred by LifeMap or its Affiliates or its Sublicensees with respect to the sale of the Licensed Product or Licensed Services to such third party:
(a)    normal and customary quantity and/or cash discounts and sales returns and allowances, including, without limitation, those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns, rebates actually allowed and taken, administrative or other fees or reimbursements of similar payments to wholesalers or other distributors, buying groups, or other institutions;
(b)    any rebates or similar payments made with respect to sales paid for by any governmental or regulatory authority such as, by way of illustration and not in limitation of the Parties’ rights hereunder, Federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program;
(c)    customs or excise duties or other duties directly imposed and related to the sales making up the gross invoice amount;
(d)    sales and other taxes and duties directly related to the sale, to the extent that such items are included in the gross invoice price (but not including taxes assessed against the income derived from such sale);
(e)    freight, postage, shipping, and insurance expenses (if separately identified in such invoice).

Running Royalties
LifeMap will pay to Mount Sinai a quarterly royalty of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] percent ([*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]%) of Net Sales of all Licensed Products and Licensed Services that are sold by LifeMap, its Affiliates, and/or Sublicensees.

Reports and Records
•         Royalty Reports:  Within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days after the end of each calendar quarter following first commercial sale or commercial licensing of a Licensed Product or Licensed Service, LifeMap will deliver to Mount Sinai a detailed report, certified by the chief financial officer of LifeMap, detailing the calculation of all royalties and fees due to Mount Sinai for such quarter.  The report will include, at a minimum:  (a) the number of Licensed Products or Licensed Services involved in sales, listed by product and by country; (b) gross consideration invoiced, billed or received for sales in such quarter; (c) Net Sales, listed by product or service and by country including an itemized list of all deductions permitted in the definition of Net Sales; (e) sublicense fees and other consideration received by LifeMap from Sublicensees, listed by product and by country; and (f) royalties and fees owed to Mount Sinai, listed by category, by product or service, and by country.
•        Development Reports:  LifeMap will provide Mount Sinai annually with detailed written progress reports discussing the development, evaluation, testing, and commercialization of all Licensed Products or Licensed Services and development plans for the upcoming year.  Within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of receipt of such development report, Mount Sinai can request additional information and clarification and LifeMap shall provide to Mount Sinai a revised development report addressing Mount Sinai’s request for additional information and clarification within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of Mount Sinai’s request.
•        Records:  LifeMap will maintain, and will cause its Affiliates and Sublicensees to maintain, complete and accurate books and records to verify Net Sales, and all of the royalties, fees, and other payments payable under the definitive license Agreement.  The records for each calendar quarter will be maintained for at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] years after the calendar quarter to which they pertain.
•        Audit Rights:  Upon reasonable prior written notice to LifeMap, LifeMap and its Affiliates and Sublicensees will provide Mount Sinai and its accountants with access to all of the books and records required by the definitive license agreement to conduct a review or audit of all of the royalties, fees, and other payments payable under the definitive license agreement.  Access will be made available:  (a) during normal business hours; (b) in a manner reasonably designed to facilitate Mount Sinai’s review or audit without unreasonable disruption to LifeMap’s business; and (c) no more than once each calendar year during the term of the definitive license agreement and for a period of [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] years thereafter.  LifeMap will promptly pay to Mount Sinai the amount of any underpayment determined by the review or audit plus accrued interest unless such amount is subject to a good faith dispute, which dispute shall be settled in accordance with the dispute resolution process.  If the review or audit determines that LifeMap has underpaid any royalty payment by [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] percent ([*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]%) or more, then LifeMap will also promptly pay the costs and expenses of Mount Sinai and its accountants in connection with the review or audit.  [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] an independent audit of all of the royalties, fees, and other payments payable under the definitive license agreement.  Promptly after completion of the audit, LifeMap will provide to Mount Sinai a copy of the report of the independent auditors.

Sublicensee and Distributor
A “Sublicensee” shall be any third party (other than end users or Affiliates) granted the right by LifeMap to develop, use, make, sell, offer for sale, or import Licensed Products or Licensed Service or otherwise make use of, monetize, and/or exploit the Patent Rights, Mount Sinai Technical Information, Logic, LMN Components, and/or Mount Sinai Background Intellectual Property.

A “Distributor” shall be any third party (other than end users or Affiliates) granted the right by LifeMap to distribute, sell, import or offer for sale Licensed Products or Licensed Service.  For clarity, a Distributor shall not be granted the right by LifeMap to develop, use, or make Licensed Products or Licensed Service or otherwise make use of, monetize, and/or exploit the Patent Rights, Mount Sinai Technical Information, Logic, LMN Components, and/or Mount Sinai Background Intellectual Property.

For clarity, the Parties acknowledge and agree that the term “sublicense” or “sublicense agreement,” as used in the definitive license agreement, shall mean any license by and between LifeMap and a Sublicensee or Distributor under which LifeMap grants to such Sublicensee or Distributor the rights outlined above and such “sublicense” will be subject to the “Sublicensing Obligations” and the “Sublicensing Revenue”, as applicable to whether such “sublicense” is to a Sublicensee or a Distributor in accordance with the terms of the definitive license agreement as outlined herein.

Sublicensing Obligations
(a)    LifeMap will submit to Mount Sinai the intended sublicense agreement with a Sublicensee or Distributor as negotiated prior to execution.  For the avoidance of doubt, as end users are not considered “Sublicensees” under the definitive license agreement, web, online, end user, shrinkwrap or other similar agreements (collectively “User Agreements”) need not be provided to Mount Sinai.
(b)    Within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] working days of the date LifeMap provides such intended sublicense agreement to Mount Sinai, Mount Sinai will notify LifeMap in writing of any clauses of such intended sublicense agreement that Mount Sinai can demonstrate do not comply with the definitive license agreement.  All clauses that are consistent with the definitive license agreement shall be considered approved.  If Mount Sinai notifies LifeMap of clauses that do not comply with the definitive license agreement, LifeMap will negotiate with the potential Sublicensee based on such notification by Mount Sinai; provided that, if LifeMap disagrees with Mount Sinai’s interpretation, any such disagreement shall be resolved based upon mutual discussions, but to the extent such disagreement cannot be resolved, such dispute shall be subject to the dispute resolution provisions.  If LifeMap can demonstrate that Mount Sinai properly received the draft sublicense agreement under the terms of the definitive license agreement and Mount Sinai does not provide LifeMap notice within the aforementioned term, then LifeMap may consider all clauses in the sublicense approved by Mount Sinai.  Mount Sinai, however, at its sole discretion, will have the right to approve sublicenses with conditions different from those set forth in the definitive license agreement, as long as the approval is provided in writing.
(c)    Within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days after LifeMap enters into a sublicense agreement (for the avoidance of doubt, other than a User Agreement where such delivery is not necessary), LifeMap will deliver to Mount Sinai a complete and accurate copy of the entire executed sublicense agreement in the English language.  If the original sublicense agreement is not in the English language, then LifeMap will provide Mount Sinai with a true certified translation copy in the English language.  Mount Sinai’s receipt of the sublicense agreement, however, will constitute neither an approval of the sublicense nor a waiver of any right of Mount Sinai or obligation of LifeMap under the definitive Agreement.
(d)    [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]
(e)    LifeMap’s execution of a sublicense agreement will not relieve LifeMap of any of its obligations under the definitive license agreement.  LifeMap is primarily liable to Mount Sinai for any act or omission of a Sublicensee or Distributor of LifeMap that would be a breach of the definitive license agreement if performed or omitted by LifeMap, and LifeMap will be deemed to be in breach of the definitive license agreement as a result of such act or omission.
(f)    In the event that LifeMap causes or experiences a bankruptcy or insolvency event (as shall be further defined in the definitive license agreement), all payments due to LifeMap from its Sublicensees or Distributor under the sublicense agreement will, upon notice from Mount Sinai to such Sublicensee or Distributor, become payable directly to Mount Sinai for the account of LifeMap.  Upon receipt of any such funds, Mount Sinai will remit to LifeMap the amount by which such payments exceed the amounts owed by LifeMap to Mount Sinai.

Sublicensing Revenue
LifeMap will pay Mount Sinai the following percentages of all consideration, based on timing of Sublicensing, other than running royalties or an advancement payment creditable against future Net Sales (“Royalty Advance”) received by LifeMap from Sublicensees, and/or Distributors, within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of receipt of such consideration.  Any non-cash consideration received by LifeMap from such Sublicensees and/or Distributor will be valued at its fair market value as of the date of receipt.

For sublicenses to Sublicensees:
[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

For sublicenses Distributors:
[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

For further clarity, royalties shall be payable in accordance with the terms of the definitive license agreement for all Net Sales by a Sublicensee and/or Distributor as if it were Company.

The Parties acknowledge and agree that any Royalty Advance received by Company from a Sublicensee and/or Distributor shall be subject to Company’s Running Royalty obligation

Compelled Sublicensing
In the event that at any time [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] or more years after the effective date of the definitive license agreement Mount Sinai is given a written offer by an entity to license the Patent Rights or Technical Information to develop and commercialize a Licensed Product or Licensed Service in the Field of Use that is not being developed or commercialized by LifeMap (an “Underdeveloped Indication”), then the rights to develop such Licensed Product or Licensed Service for such Undeveloped Indication shall automatically revert to Mount Sinai unless LifeMap, within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of the date Mount Sinai provides LifeMap with a written notice identifying such entity and describing in reasonable detail such written offer, either (a) offers a sublicense to such entity for such Undeveloped Indication on reasonable commercial terms; or (b) presents to Mount Sinai a credible development plan reasonably acceptable to Mount Sinai acting in good faith to pursue development of such Licensed Product for such Undeveloped Indication and begins to execute that plan.

Change of Control Fee
LifeMap will pay Mount Sinai certain percentages, as outlined below, of the then current equity value of LifeMap at the time of a Significant Transaction.  The term “Significant Transaction” means the first to occur of a single transaction, or series of related transactions, consisting of or resulting in any of the following:  (i) an assignment, other than to LifeMap Sciences, of the definitive license agreement; (ii) an initial public offering of securities by LifeMap (or its successor) or other transaction resulting in any of LifeMap’s securities being traded on a nationally recognized stock exchange or automated quotation system; (iii) a sale, license or other disposition of all or substantially all of LifeMap’s assets; or (iv) a reorganization, consolidation or merger of LifeMap, or sale or transfer of the securities of LifeMap, where the holders of LifeMap’s outstanding voting securities before the transaction beneficially own less than fifty percent (50%) of the outstanding voting securities, or hold less than fifty percent (50%) of the voting power of the voting security holders of the surviving entity after the transaction.  Notwithstanding anything above to the contrary, a Significant Transaction shall not be deemed to occur as a result of a bona fide, arm’s-length equity financing for cash in which LifeMap issues securities (other than through an initial public offering described in clause (ii) above) representing more than fifty percent (50%) of the voting power of its security holders to venture capital or other similar professional investors who do not actively manage day-to-day operations of LifeMap.  Payment shall be made to Mount Sinai within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days of such Significant Transaction.

Up to five percent (5%) Change of Control Fee in exchange for the investment in LifeMap in the form of Waived Funds as provided under the co-development and option agreement where such Change of Control Fee is calculated as follows:

[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

Where CoCF is the percentage due to Mount Sinai of the then equity value of LifeMap at the time of the Significant Transaction; and

Where WF is the cumulative total of Waived Funds actually waived prior to the Significant Transaction, not to exceed [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]

Where x is the dilution fraction.

The dilution percentage will be calculated based on the total amounts invested in LifeMap to fund development of Licensed Products and based on the pre money valuations of each investment round. The Mount Sinai dilution will be equal to the dilution for the majority shareholder in the initial $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] investment round. The following example is used to clarify the calculation:  a second investment round of $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] with a pre money valuation of $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] and a third investment round of $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] with a pre money valuation of $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] takes place.  The value of “x” will then be based on $[*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]% for the second round, and a further [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]% for third round such that CoCFA will be equal to [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission]%.

No Warranty
Subject to the following, the Patent Rights, Technical Information, Logic, and Background Intellectual Property are provided on an “as is” basis, and each Party makes no representations or warranties, express or implied.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS, OR THE SCIENTIFIC OR COMMERCIAL VALUE OF THE DEVELOPMENT ACTIVITIES, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR THE OUTCOME OF DEVELOPMENT ACTIVITIES.  WITHOUT LIMITING THE FOREGOING, EACH PARTY DOES NOT GUARANTEE THAT ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS SHALL RESULT FROM THE DEVELOPMENT ACTIVITIES, THAT THE SCOPE OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS THAT MAY RESULT THEREFROM WILL COVER THE OTHER PARTY’S INTERESTS, OR THAT ANY SUCH PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS SHALL BE FREE OF DOMINANCE BY OTHER PATENTS, INCLUDING PATENTS BASED UPON INVENTIONS MADE BY OTHER INVENTORS AT SUCH PARTY INDEPENDENTLY OF THE DEVELOPMENT ACTIVITIES.  EXCEPT IN THE CASE OF A BREACH  OF THE FOLLOWING SENTENCE, EACH PARTY SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY THE OTHER PARTY OR ANY OTHER PERSON RESULTING FROM THE DEVELOPMENT ACTIVITIES OR THE USE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY PRODUCT.  NOTWITHSTANDING THE FOREGOING, (i) EACH PARTY HERETO REPRESENTS THAT IT HAS NO ACTUAL KNOWLEDGE THAT ANY OF THE INTELLECTUAL PROPERTY RIGHTS TO BE UTILIZED HEREUNDER INFRINGE THE ACTIVITIES OF ANY THIRD PARTIES AND AGREES THAT IN UNDERTAKING THE OBLIGATIONS CONTAINED HEREIN IT SHALL NOT KNOWINGLY INFRINGE ANY SUCH THIRD PARTY INTELLECTUAL PROPERTY RIGHTS; AND (ii) MOUNT SINAI  AGREES THAT IN ITS PERFORMANCE HEREUNDER IT SHALL NOT MAKE ANY CONTRIBUTIONS TO THE DEVELOPMENT ACTIVITIES THAT REQUIRE ANY MOUNT SINAI BACKGROUND INTELLECTUAL PROPERTY OR OTHER MOUNT SINAI INTELLECTUAL PROPERTY RIGHTS THAT ARE NOT LICENSED HEREUNDER.

Indemnification
LifeMap will indemnify, defend and hold harmless Mount Sinai from and against any and all liability, loss, damage, action, claim or expense that results from or arises out of:  (a) the development, use, manufacture, promotion, sale or other disposition of any Licensed Products or Licensed Services by LifeMap or Sublicensees or other third parties, including end users, except as a result of, or to the extent caused by, the action or inaction of Mount Sinai; and (b) any breach by LifeMap or its Sublicensees of the definitive license agreement.

Insurance
LifeMap will procure and maintain policies of insurance, including [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission].   Each policy shall be written on an occurrence basis and shall name Mount Sinai as additional insured on a primary and non-contributory basis.

Legal Jurisdiction and Venue
The definitive license agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to any choice or conflict of laws.  Any suit to enforce the agreement will be brought in the federal or state courts located in the State of New York.

Non-Use of Name
Except as otherwise provided in Article 10 of the Agreement, neither Party, nor its employees and agents will use the other Party’s name, seal, logo, trademark, or service mark, or any adaptation thereof, or the name, mark, or logo of the other Party in any way, except as may be required by applicable law, without the prior written consent of the other Party whose name is to be used.  If Mount Sinai uses the Developed Intellectual Property outside the Field of Use, it will give credit as appropriate regarding LifeMap’s involvement in the creation of such Developed Intellectual Property.

Assignment
LifeMap may assign the definitive license agreement or substantially all of the license agreement, either directly or by merger or operation of law, without the prior written consent of Mount Sinai, as long as:  (a) at least [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days before the proposed transaction, LifeMap gives Mount Sinai written notice and such background information as may be reasonably necessary to enable Mount Sinai to give an informed consent; (b) the assignee agrees in writing to be legally bound by this Agreement; and (c) the assignee agrees to deliver to Mount Sinai an updated business development plan within [*Certain information has been omitted under a request for confidential treatment, and the omitted information has been filed with the Commission] days after the closing of the proposed transaction.  Any permitted assignment will not relieve LifeMap of responsibility for performance of any obligation of LifeMap that has accrued at the time of the assignment.  Any prohibited assignment will be null and void.  Notwithstanding the foregoing, LifeMap shall be permitted to assign the definitive license agreement to LifeMap Sciences to the extent LifeMap and LifeMap Sciences will have fulfilled the obligations outlined under (a) and (b) above.

Global Social Responsibility
LifeMap and Mount Sinai shall take into consideration the principle of “Global Social Responsibility” when executing the full license agreement. “Global Social Responsibility” means facilitating the availability of Licensed Products in Developing Countries (i.e., The World Bank’s listing of “Low Income Economies”) at locally affordable prices to improve access to such Licensed Products or Licensed Services in Developing Countries.

Additional Terms
Additional terms to be negotiated in good faith include, without limitation, termination, payment/interest, infringement obligations, confidentiality obligations, and miscellaneous legal provisions (independent contractor language, legal compliance, waivers, notices, severability, dispute resolution, etc.).

Attachment F

Initial Press Release

LIFEMAP SOLUTIONS EMERGES TO DEVELOP BIG DATA-POWERED MOBILE
HEALTH PRODUCTS

LifeMap Solutions Partners with Icahn School of Medicine at Mount Sinai; Leadership Team
Includes Deep Biotech and Silicon Valley Experience

ALAMEDA, CA - May XX, 2014 – LifeMap Solutions, Inc., a medical technology startup focused on creating innovative mobile health (mHealth) products and services powered by big data, today announced an initial $5 million seed round led by parent company LifeMap Sciences, Inc., a subsidiary of BioTime, Inc., with additional participation via in-kind support from its development partner, the Icahn School of Medicine at Mount Sinai.

Corey Bridges, a Silicon Valley veteran, will serve as LifeMap Solutions’ Chief Executive Officer. Over the past two decades, Bridges has overseen the market introductions of several innovative technology companies, including Netflix, Zone Labs, and The Multiverse Network. A pre-IPO employee at Netscape, he launched several ground-breaking Internet products internationally, and years later launched James Cameron’s CAMERON | PACE Group in China and Europe.
“In the mid-nineties, we saw the intersection of breakthrough technologies and cultural readiness that took the Internet into the mainstream and changed the world,” Bridges said. “A similar intersection of technology and culture is happening now with personal health and big data, where the impact on society may be as profound and as far-reaching as the Internet has been to the world.”

David Warshawsky, Ph.D., Chief Executive Officer of parent company LifeMap Sciences, and cofounder of LifeMap Solutions with Bridges, brings with him more than 20 years of experience in cutting-edge research, development, implementation, and leadership in biotech, pharmaceutical, and bioinformatics industries. “The medical technology industry is evolving at a faster pace than anyone predicted even five years ago,” Warshawsky said. “These exciting times translate into massive opportunities for innovation. In the years ahead, we intend to apply our industry’s best practices and LifeMap’s key proprietary technology toward creating mHealth products and services that will serve a range of markets.”

Strategic Partnership

LifeMap Solutions is working directly with research scientists at the Icahn School of Medicine at Mount Sinai to develop its technology. As part of the partnership, Mount Sinai’s Eric Schadt, Ph.D. – founding director of the Icahn Institute for Genomics and Multiscale Biology – will lend his research experience and technical expertise to LifeMap Solutions as the newly formed company’s leading science advisor. Dr. Schadt is an expert on the generation and integration of very large-scale sequence variation, molecular profiling and clinical data in disease populations for constructing molecular networks that define disease states and link molecular biology to physiology.

Core members of the LifeMap Solutions team will work closely with Mount Sinai’s world-class research scientists and development personnel. Dr. Schadt said of the partnership, “We’re excited to combine Mount Sinai’s scientific expertise with LifeMap Solutions’ ability to build mobile health application products and services to help people lead healthier lives and contribute to medical research.” The details of the partnership were managed by Mount Sinai Innovation Partners, which facilitates the real-world application and commercialization of Mount Sinai discoveries and the development of research partnerships with industry.

About LifeMap Solutions, Inc.

LifeMap Solutions is developing innovative mobile health technology in partnership with the Icahn Institute for Genomics and Multiscale Biology at the Icahn School of Medicine at Mount Sinai. LifeMap Solutions was established in association with LifeMap Sciences, Inc., a BioTime, Inc. subsidiary that is developing an integrated resource for biomedical and stem cell research.  LifeMap Solutions is headquartered in Alameda, California.

For more information, please visit
www.lifemap-solutions.com

About BioTime, Inc.
BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime was incorporated in the state of California in 1990 and is a publicly traded company listed on the NYSE MKT stock exchange. The company is headquartered in Alameda, California, with operations in Singapore, China, and Israel.

For more information, please see www.biotimeinc.com.

FORWARD-LOOKING STATEMENTS
Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

LIFEMAP SOLUTIONS, INC. TO DEVELOP MOBILE HEALTH PRODUCTS
WITH MOUNT SINAI’S ICAHN SCHOOL OF MEDICINE

ALAMEDA , CA – May XX, 2014 –BioTime, Inc. (NYSE MKT: BTX), announced today that its subsidiary LifeMap Sciences, Inc., a technology leader in online biomedical information, has created LifeMap Solutions, Inc., a medical technology startup focused on creating innovative mobile health (mHealth) products and services powered by biomedical and other personal big data. The initial planned product is envisioned to provide information based on interpretations of one or more components of clinical data and other information of individuals, including genetic information if provided, relating to human disease, health or wellness. LifeMap Solutions will collaborate with the Icahn School of Medicine at Mount Sinai to develop the new personal mHealth products. While detailed product plans were not revealed at this time, the company disclosed that the planned products are interactive mobile applications that will connect users with their complex personal health information and other big data. LifeMap Solutions will co-locate core members of its product development team within Mount Sinai to work alongside research and development personnel led by Dr. Eric Schadt, Director of the Icahn Institute for Genomics and Multiscale Biology at Mount Sinai. The primary focus of Mount Sinai in the product development collaboration will relate to the development of a software engine. LifeMap Solutions will be responsible for developing the entire technology platform, including server and client components. However, both parties will participate in the planning and development of all aspects of the integrated software system.

The initial financing tranche for LifeMap Solutions will be provided to LifeMap Sciences by BioTime through the purchase of additional shares of LifeMap Sciences common stock. BioTime may acquire additional LifeMap Sciences common stock for cash or in exchange for BioTime common shares when product development milestones are met and if funding is not provided through other sources. Additionally, Mount Sinai will defray a portion of the initial development cost of the project by providing services of its personnel and use of its facilities at a reduced cost.

“The creation of LifeMap Solutions represents a strategic step along BioTime’s path towards extending LifeMap’s leadership in online genomic and medical information,” said Dr. Michael West, CEO of BioTime. “We share with Dr. Schadt a vision of new products and services designed to markedly enhance the public’s access to big data and to improve quality of life.”

Corey Bridges, a Silicon Valley veteran, will serve as LifeMap Solutions’ Chief Executive Officer. Over the past two decades, Mr. Bridges has overseen the market introductions of several innovative technology companies, including Netflix, Inc., Zone Labs, and The Multiverse Network, Inc. A pre-IPO employee at Netscape, he launched several ground-breaking Internet products internationally, and years later launched James Cameron’s CAMERON | PACE Group in China and Europe.

About BioTime, Inc.

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem® progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

• Asterias Biotherapeutics, Inc. is a new subsidiary which has acquired the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.

• OncoCyte Corporation is developing products and technologies to diagnose and treat cancer.

• Cell Cure Neurosciences Ltd. (“Cell Cure Neurosciences”) is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders, including the development of retinal pigment epithelial cells for the treatment of macular degeneration, and treatments for multiple sclerosis.

• LifeMap Sciences, Inc. (“LifeMap Sciences”) markets, sells and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery® database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database.

• ES Cell International Pte Ltd., a Singapore private limited company, developed clinical and research grade hES cell lines and plans to market those cell lines and other BioTime research products in over-seas markets as part of BioTime’s ESI BIO Division.

• BioTime Asia, Limited, a Hong Kong company, may offer and sell products for research use for BioTime’s ESI BIO Division.

• OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.

• ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

Additional information about BioTime can be found on the web at www.biotimeinc.com.

About LifeMap Sciences, Inc.

LifeMap Sciences’ (www.lifemapsc.com) core technology and business is based on its Integrated Biomedical Knowledgebase and discovery platform for biomedical research, which currently includes GeneCards®, the leading human gene database; LifeMap Discovery®, the database of embryonic development, stem cell research and regenerative medicine; and MalaCards, the human disease database. LifeMap’s products are used in many institutions including academia, research hospitals, patent offices, and leading biotechnology and pharmaceutical companies. In addition to its currently marketed products, LifeMap is pursuing several new internet and informatics products with substantial rapid revenue growth potential, leveraging its existing products and their large user base.

About LifeMap Solutions, Inc.

LifeMap Solutions is developing innovative mobile health technology in partnership with the Icahn Institute for Genomics and Multiscale Biology, which is located within the Icahn School of Medicine at Mount Sinai. LifeMap Solutions is a subsidiary of LifeMap Sciences, Inc., a subsidiary of BioTime, Inc. that is developing an integrated resource for biomedical and stem cell research. LifeMap Solutions is headquartered in Alameda, California. For more information, please visit www.lifemap-solutions.com.

FORWARD-LOOKING STATEMENTS
Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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Contact:
BioTime, Inc.
Judith Segall
510-521-3390, ext 301
jsegall@biotimemail.com

LifeMap Sciences, Inc.
Kenneth Elsner, 781-826-7719
CFO and General Counsel
ke@lifemapsc.com

LifeMap Solutions, Inc.
TriplePoint Public Relations
lifemap@triplepointpr.com